Exhibit 10.12
EXECUTION VERSION
$1,696,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 20, 2007
among
METROPCS WIRELESS, INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent and Syndication Agent,
BEAR, STEARNS & CO. INC.,
as Sole Lead Arranger and Joint Book Runner,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Book Runner
and
BANC OF AMERICA SECURITIES LLC
as Joint Book Runner

i

ANNEXES:

A	Pricing Grid
SCHEDULES:

1.1A	Existing Liens
3.7	Existing Letters of Credit
5.3	Governmental Requirements
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.8	Title; Liens
5.9	Intellectual Property
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.2(f)	Existing Indebtedness
EXHIBITS:

A	Form of Reaffirmation Agreement
B	Form of Compliance Certificate
C	Form of Restatement Date Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Baker Botts L.L.P.
G-1	Form of Term Note
G-2	Form of Revolving Note
G-3	Form of Swingline Note
H	Form of Exemption Certificate
I	Form of Addendum
J	Form of Solvency Certificate
K	Form of Secretary’s Certificate

v

          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 20, 2007, by and among METROPCS WIRELESS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BEAR, STEARNS & CO. INC. (“Bear”), as sole lead arranger (in such capacity, the “Lead Arranger”) and joint book runner, BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the “Syndication Agent”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“ML”), as joint book runner, BANC OF AMERICA SECURITIES LLC (“BAS”), as joint book runner, BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and Bank of America, N.A., as issuing lender (in such capacity and together with its successors in such capacity, the “Issuing Lender”). Bear, ML and BAS are collectively referred to herein as the “Joint Book Runners”.
          WHEREAS, on November 3, 2006 the Borrower, certain of the Lenders, and Bear Stearns Corporate Lending Inc., as administrative agent, among others, entered into a Credit Agreement (the “Original Credit Agreement”), pursuant to which (a) certain of the Lenders thereunder agreed to extend credit to the Borrower on a revolving credit basis, in the aggregate principal amount of up to One Hundred Million Dollars ($100,000,000) and (b) certain of the Lenders thereunder (the “Original Term Lenders”) made term loans to the Borrower on the Closing Date in an aggregate principal amount of One Billion Six Hundred Million Dollars ($1,600,000,000), of which One Billion Five Hundred Ninety Six Million Dollars ($1,596,000,000) is outstanding on the Restatement Date (the “Original Term Loans”).
          WHEREAS, the Borrower desires that certain of the Lenders and the other parties hereto agree to amend and restate the Original Credit Agreement in its entirety to: (i) establish Term Loans to be extended hereunder and (ii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon the Restatement Date.
          WHEREAS, pursuant to the final paragraph of Section 11.1 of the Original Credit Agreement and pursuant to the signatures of the Lenders on their signature pages or Addenda hereto, as applicable, constituting at least the Required Lenders, the Lenders have authorized the Administrative Agent to execute this Agreement.
          WHEREAS, the Borrower shall deliver notices to the Administrative Agent in accordance with the terms of Section 4.1 of the Credit Agreement stating the Borrower’s intent to optionally prepay the Original Terms Loans outstanding under the Original Credit Agreement, contingent upon the Borrower’s receipt (or deemed receipt) of the proceeds of the Tranche B Term Loans on the Restatement Date.
          WHEREAS, the Original Term Lenders party hereto have agreed to extend Tranche B Term Loans hereunder in the amounts of their respective Tranche B Term Commitments in accordance with Section 2.1, the proceeds of which shall be deemed to optionally prepay the Original Term Loans of such Original Term Lenders on the Restatement Date.

          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Original Credit Agreement and that this Agreement amend and restate in its entirety the Original Credit Agreement.
          NOW THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acquisition”: a transaction or multiple transactions in which any entity acquires or proposes to acquire by purchase or otherwise all of the capital stock of any Person, more than 50% of the total voting power of shares of stock to vote in elections of Persons or any Person having the power to direct or cause the direction of management and policies thereof, all or substantially all of the assets of any Person, or any division of any Person, or any “business” as defined for purposes of Regulation S-X under the Securities Act.
          “Addendum”: an instrument, substantially in the form of Exhibit I, by which a Revolving Lender became a party to this Agreement on the Closing Date, or by which a Tranche B Term Lender becomes a party to this Agreement as of the Restatement Date.
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the preamble to this Agreement.
          “Affiliate”: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 20% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that Bear Stearns Corporate Lending Inc. and its Affiliates shall not be deemed (by reason of ownership of any Capital Stock) to be an Affiliate of the Borrower and its Subsidiaries.
          “Agents”: the collective reference to the Syndication Agent, the Joint Book Runners, the Lead Arranger and the Administrative Agent, which term shall include, for the purposes of Section 10 only, the Issuing Lender and Swingline Lender.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) with respect to Term Loans, (i) until the Restatement Date, the aggregate amount of such Lender’s Tranche B Term Commitments at such time and (ii) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such

Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans	2.500%	1.500%
Swingline Loans	N/A	1.500%
Term Loans (other than Other Term Loans)	2.250%	1.250%
          ; provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) after the Closing Date, when no Event of Default has occurred and is then continuing, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.
          “Applicable Reserve Requirement”: at any time for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Eurodollar Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
          “Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Asset Acquisition” means: (a) an Investment by the Borrower or any of its Consolidated Subsidiaries in any other Person pursuant to which such Person shall become a Consolidated Subsidiary of the Borrower or shall be merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries but only if (x) such Person’s primary business would be permitted under this Agreement if it were a business of the Borrower or any of its Consolidated Subsidiaries and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Consolidated Subsidiaries immediately prior to such Investment, or (b) an acquisition by the Borrower or any of its Consolidated Subsidiaries of the property and assets of any Person other than the Borrower or any of its Consolidated Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only (x) if the property and assets so acquired constitute a business that would be permitted under this Agreement if it were a business of the Borrower or any of its Consolidated Subsidiaries and (y) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Consolidated Subsidiaries immediately prior to such acquisition.
          “Asset Disposition” means the sale or other disposition by the Borrower or any of its Consolidated Subsidiaries other than to the Borrower or another Consolidated Subsidiary of the Borrower of (a) all or substantially all of the Capital Stock owned by the Borrower or any of its Consolidated Subsidiaries of any Consolidated Subsidiary or any Person that is a Permitted Joint Venture Investment or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Borrower or any of its Consolidated Subsidiaries.
          “Asset Sale”: a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses or Property (including any equity interests in any Person held by the Borrower or any such Subsidiary, or any issuance of equity by any Subsidiary of the Borrower), whether now owned or hereafter acquired, other than (i) inventory or other assets sold, leased, sub-leased (as lessor or sublessor), sold and leased back, assigned, conveyed, transferred or otherwise disposed of in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), including the disposition of obsolete or worn-out assets in the ordinary course, (ii) arms-length sales, leases or sub leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of Property entered into with (A) Royal Street in accordance with the Royal Street Agreements or (B) any Person in which a Permitted Joint Venture Investment has been made or another Investment pursuant to clause (xiv) of the definition of Permitted Investment has been made and which Person shall have granted a Group Member a sole first priority Lien on substantially all of the assets of such Person (except (x) as may be limited by a Requirement of Law or (y) for Other Approved Liens), (iii) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement, (iv) a Restricted Payment that does not violate this Agreement, (v) licenses and sales of intellectual property in the ordinary course of business, (vi) a Permitted Investment, and (vii) in addition to the foregoing, sales, leases, sub-leases, sale and leasebacks, assignments, conveyances, transfers or other dispositions of other assets for aggregate consideration of less than $20,000,000 in the aggregate during any Fiscal Year.
          “Assignee”: as defined in Section 11.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E or such other form acceptable to the Administrative Agent.
          “Auction 58”: a public auction for wireless telecommunication licenses held by the FCC, which auction closed on February 15, 2005.
          “Auction 58 Acquisition”: the acquisition of wireless telecommunication licenses by Royal Street in Auction 58.
          “Auction 66”: a public auction for wireless telecommunications licenses held by the FCC, which auction closed on September 18, 2006.
          “Auction 66 Acquisition”: the acquisition of wireless telecommunication licenses by MetroPCS AWS, LLC in Auction 66.
          “Authorized Officer”: any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer of any Group Member. Unless otherwise specified, all references herein to an Authorized Officer mean an Authorized Officer of the Borrower.
          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
          “Benefited Lender”: as defined in Section 11.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
          “Borrower”: as defined in the preamble to this Agreement.
          “Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrower Hedge Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business Day”: (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash”: liquid marketable securities, certificates of deposit, money, currency or a credit balance in any Deposit Account.
          “Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; (f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year after the date of acquisition; (g) auction rate securities rated “AAA” by S&P or Moody’s and with reset dates of one year or less from the time of purchase; and (h) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.
          “Change of Control”: the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its direct and indirect domestic Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than a Permitted Holder; (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Holdings, measured by voting power rather than number of shares; (d) after a Qualified IPO, the first day more than 90 days after such Qualified IPO on which a majority of the members of the board of directors of Superholdings are not Continuing Directors; (e) if Holdings ceases to own 100% of the voting stock of the Borrower; or (f) any “change of control” as defined in the Senior Note Indenture. For purposes of this Agreement “Permitted Holder” means: (i) any direct or indirect beneficial owner of any Loan Party’s equity interests on the Closing Date; (ii) any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any person referred to in clause (i) of this definition; or (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially owning an 80% or more controlling interest of which consist of any one or more persons referred to in clause (i) or (ii) of this definition. For purposes of this Agreement “Continuing Directors” means: any member of the board of directors of Superholdings who (1) was a member of such board of directors on the date 90 days after a Qualified IPO, or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
          “CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.
          “Closing Date”: November 3, 2006.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and the Capital Stock of the Borrower owned by Holdings.
          “Commitment”: as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.
          “Commitment Fee Rate”: 0.50% per annum; provided that, on and after the first Adjustment Date occurring after (but not on) the completion of two full fiscal quarters of the Borrower after the Closing Date, when no Event of Default has occurred and is then continuing, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.
          “Compliance Certificate”: a certificate duly executed by a Financial Officer substantially in the form of Exhibit B or such other form acceptable to the Administrative Agent.
          “Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2006 and made available to the Lenders.
          “Consolidated EBITDA”: for any period, the Consolidated Net Income for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss

(without duplication) realized by the Borrower or any of its Consolidated Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus (ii) provision for taxes based on income or profits of the Borrower and its Consolidated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (iii) the Consolidated Interest Expense for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus (iv) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any non-cash expenses to the extent that such expenses represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (v) any after-tax extraordinary, nonrecurring (to include customary fees and expenses related to the incurrence of Indebtedness or the issuance of any Capital Stock) or unusual losses, expenses or charges, provided that with respect to each item of loss, expense or charge the Borrower shall have delivered to the Administrative Agent an officer’s certificate from a Financial Officer of the Borrower specifying and quantifying such loss, expense or charge and stating that such item of loss, expense or charge is after-tax extraordinary, nonrecurring or unusual; minus (vi) interest income to the extent included in Consolidated Net Income for such period; minus (vii) any after-tax extraordinary, nonrecurring or unusual gains or income (including in connection with an Asset Sale); and minus (viii) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
          “Consolidated Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA on a Pro Forma Basis for the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination, minus the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures other than New Market Capital Expenditures (excluding (i) the principal amount of Indebtedness incurred during such period to finance Capital Expenditures other than New Market Capital Expenditures, but including (ii) any repayments of any Indebtedness incurred during such period or any prior period to finance Capital Expenditures other than New Market Capital Expenditures) to (b) Consolidated Fixed Charges for the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination.
          “Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period; (b) Consolidated Lease Expense for such period; (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans); and (d) income taxes paid in cash during such period.
          “Consolidated Interest Expense”: for any period, the sum, without duplication, of (i) the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, legal fees and expenses that would be included as an interest expense of the Borrower in accordance with GAAP, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedge Agreements in respect of interest rates (but excluding any and all fees, expenses and prepayment premiums in connection with (x) the Refinancing, (y) the issuance of the Senior Notes, and (z) this Agreement and the other Transactions contemplated hereby, to the extent such amounts are due and payable on or before the Closing Date); plus (ii) the consolidated interest expense of the Borrower and its Consolidated Subsidiaries that was capitalized during such period; plus (iii) any interest expense on that portion of Indebtedness of another Person that is guaranteed by the Borrower or one of its Consolidated Subsidiaries or secured by a Lien on assets of the Borrower or one of its Consolidated Subsidiaries, regardless of whether such guarantee or Lien is called upon; plus (iv) the product of (a) all dividend payments on any series of preferred stock of the Borrower or any of its Consolidated Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
          “Consolidated Lease Expense”: for any period, the aggregate amount of rentals payable by the Borrower and its Consolidated Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP, provided that payments in respect of Capital Lease Obligations shall not constitute Consolidated Lease Expense.
          “Consolidated Net Income”: for any period, the Net Income of Superholdings and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) beginning with the Fiscal Quarter ending December 31, 2006, the Net Income (or loss) of Superholdings and its Consolidated Subsidiaries (other than Borrower and its Consolidated Subsidiaries) during such period will be excluded, (ii) the Net Income (or loss) of any Person (other than the Borrower or any of its Consolidated Subsidiaries) in which any other Person (other than the Borrower or any of its Consolidated Subsidiaries) has a joint interest will be excluded, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Consolidated Subsidiaries by such Person during such period and (iii) the cumulative effect of a change in accounting principles will be excluded.
          “Consolidated Senior Secured Indebtedness”: with respect to any specified Person as of any date of determination, the sum, without duplication, of:
          (a) the total amount of Secured Indebtedness of such Person and its Subsidiaries; plus
          (b) the total amount of Secured Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referenced Person or one or more of its Subsidiaries;

in each case, on a consolidated basis and determined in accordance with GAAP.
          “Consolidated Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness of the Borrower as of such date to (b) Consolidated EBITDA determined on a Pro Forma Basis for the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination.
          “Consolidated Subsidiaries”: with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.
          “Consolidated Total Assets”: with respect to any Person, at any date of determination, the total assets of such Person as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.
          “Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than Indebtedness consisting of surety, construction, performance and other similar bonds or letters of credit that would not appear as indebtedness on a consolidated balance sheet prepared in accordance with GAAP) of the Borrower and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Total Debt of the Borrower as of such date to (b) the Consolidated EBITDA for the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination, determined on a Pro Forma Basis.
          “Continuing Lenders”: each Original Term Lender of Original Term Loans that has delivered a signature page or an Addendum hereto indicating its agreement to continue as a Tranche B Term Lender under this Agreement.
          “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Deposit Account”: a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Term Loan Maturity Date.
          “Documentation Agent”: as defined in the preamble to this Agreement.

          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Eligible Assignee”: (i) any Lender, any Affiliate of any Lender and any Approved Fund, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity, that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.
          “environment”: ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.
          “Environmental Laws”: any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect at any time, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.
          “ERISA Affiliate”: each trade or business (whether or not incorporated) which together with Borrower or any of its Subsidiaries would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
          “ERISA Event”: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during an Interest Period for a Eurodollar Loan, the rate per annum obtained by dividing (and rounding up to the next whole multiple of one sixteenth of one percent) (i) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that in the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Reference Bank is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: each of the conditions or events set forth in Section 9.
          “Excepted Liens”: (a) Liens for Taxes, assessments or other governmental charges, claims or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other similar Liens arising by operation of law or otherwise in the ordinary course of business; (d) banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (e) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions and reservations that could not in the aggregate reasonably be expected to result in a Material Adverse Effect; (g) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business covering only the Property under lease (plus improvements and accessions to such Property and proceeds or distributions of such Property and improvements and accessions thereto); (h) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.2(m), covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness; (i) Liens on Property (including Capital Stock) existing at the time of acquisition of the Property by the Borrower or any Subsidiary of the Borrower, covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) so acquired; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition; (j) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to such merger or consolidation and not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary; (k) Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of transactions (not prohibited by this Agreement) contemplated by such purchase and sale agreements; (l) Liens existing on the Closing Date and set forth on Schedule 1.1A; (m) second priority Liens in favor of lenders of Indebtedness permitted to be incurred pursuant to Section 8.2(n) and subject to the intercreditor agreement required thereby; (n) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that: (i) the new Lien shall be limited to all or part of the same Property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien that secured the Indebtedness being refinanced (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount of Indebtedness being refinanced, or, if greater, committed amount of the Indebtedness being refinanced (so long as such greater principal amount is permitted by the Agreement) and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; (o) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets to the extent such restrictions are permitted by Section 8.12; (p) Liens in favor of the trustee under the Senior Note Indenture as provided for in the Senior Note Indenture on money or property held or collected by the trustee in its capacity as trustee, so long as the payment of such money or property to such trustee would be permitted by this Agreement; (q) Liens on Cash or Cash Equivalents securing (i) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (ii) letters of credit permitted pursuant to Section 8.2(h); (r) Liens with respect to obligations that do not exceed $5,000,000 at any one time outstanding; (s) Liens in favor of the Borrower or any Subsidiary Guarantor; (t) Liens securing Indebtedness in connection with any Hedge Agreement entered into by the Borrower or any of its Subsidiaries as permitted by this Agreement; and (u) Liens on Cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities relating to Asset Sales.
          “Excluded Indebtedness”: all Indebtedness incurred pursuant to Section 8.2.
          “Existing Letters of Credit”: means each letter of credit issued under the Original Credit Agreement that is outstanding on the Restatement Date. The Existing Letters of Credit are listed in Schedule 3.7.

          “Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder, (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), and (c) any series of Incremental Term Loans made pursuant to Section 2.4, if any.
          “Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors of the Borrower (unless otherwise provided herein).
          “FCC”: the United States Federal Communications Commission and any successor agency which is responsible for regulating the United States telecommunications industry.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.
          “Final Order”: any action or decision of a Governmental Authority (including, without limitation, the FCC) as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed without the filing of any such request, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) such Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
          “Financial Officer”: for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
          “Fiscal Quarter”: a fiscal quarter of any Fiscal Year.
          “Fiscal Year”: the fiscal year of Superholdings and its Subsidiaries ending on December 31 of each calendar year.
          “Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

          “GAAP”: subject to the limitations on the application thereof set forth in Section 1.2(f), United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Authority”: any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, including, but not limited to, the FCC, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization”: any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority.
          “Governmental Requirement”: any applicable law, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
          “Group Members”: the collective reference to the Borrower and the Subsidiary Guarantors.
          “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by each Loan Party dated as of the Closing Date.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Superholdings, Holdings, the Subsidiary Guarantors, any other Person required to become a Guarantor pursuant to Section 8.17, and any other Subsidiary of Superholdings that Superholdings, in its sole discretion, causes to execute the Guarantee and Collateral Agreement as a guarantor thereunder.
          “Hazardous Materials”: any chemical, material waste or substance, exposure to which is, or which is otherwise, prohibited, limited or regulated by any Governmental Authority or Environmental Law, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.
          “Hazardous Materials Activity”: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement”: any agreement or arrangement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
          “Holdings”: MetroPCS V, Inc., a Delaware corporation that was renamed “MetroPCS, Inc.” on the Closing Date.
          “Incremental Commitment”: a new or additional commitment permitted by Section 2.4.
          “Incremental Commitment Agreement”: an agreement delivered by an Incremental Lender, in form and substance reasonably satisfactory to the Administrative Agent and accepted by the Loan Parties, by which an Incremental Lender (approved by the Administrative Agent if such Incremental Lender is not already a Revolving Lender and is to be a Revolving Lender after the effective date of such Incremental Commitment Agreement) confirms its Incremental Commitment.
          “Incremental Lender”: a Lender, Approved Fund or other Person that delivers an Incremental Commitment.
          “Incremental Revolving Loan Commitments”: the Revolving Loan Commitments made pursuant to Section 2.4.

          “Incremental Revolving Loans”: the Revolving Loans made pursuant to the Incremental Revolving Loan Commitments.
          “Incremental Term Loan”: the Term Loans made by one or more Incremental Lender pursuant to Section 2.4, including, without limitation, Other Term Loans.
          “Incremental Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Incremental Commitment then constitutes of the aggregate Incremental Commitments (or, at any time after the funding of the Incremental Term Loans, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding).
          “Indebtedness”: with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent: (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capital Lease Obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable; or (f) in respect of Hedge Agreements permitted under this Agreement; in each case, if and to the extent any of the preceding items (other than letters of credit and indebtedness in respect of Hedge Agreements permitted under this Agreement) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all indebtedness of any other Person, of the types described above in clauses (a) through (f), secured by a Lien on any asset of the specified Person (even if such indebtedness is not assumed by the specified Person) but limited to the lesser of (i) the Fair Market Value of such assets at the date of determination and (ii) the amount of Indebtedness of the other Person so secured) and (b) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (a) through (f). Indebtedness shall also include any Disqualified Stock of the Borrower and any preferred stock of any Subsidiary Guarantor; provided that the principal amount of any such Indebtedness will be deemed to be equal to the liquidation preference of such Disqualified Stock or preferred stock, and the maturity of any such Indebtedness will be deemed to be any mandatory redemption date (including any such mandatory redemption at the option of the holder) of such Disqualified Stock or preferred stock. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of Cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and (4) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets. For purposes of clause (f) above and clause (n) of Section 9.1, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.
          “Indemnitee”: as defined in Section 11.5.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Swingline Loan), the date of any repayment or prepayment made in respect thereof (except for prepayments of Original Term Loans made by Continuing Lenders deemed prepaid pursuant to the Refinancing) and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) the Borrower may not select an Interest Period (A) for Revolving Loans that would extend beyond the Revolving Termination Date, or (B) for Tranche B

Term Loans or any Incremental Term Loans, that would extend beyond the date final payment is due on the Tranche B Term Loans or any Incremental Term Loans, as the case may be;
          (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.
          “Investment”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, entertainment, travel, drawing accounts and similar advances to officers and employees made in the ordinary course of business and excluding the purchase of Property or accounts receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any of its Subsidiaries sells or otherwise disposes of any Capital Stock of any Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 8.6(b) hereof. The acquisition by the Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 8.6(b) hereof. The amount of any Investment shall be determined at the time such Investment is made, without giving effect to subsequent changes in value.
          “ISP”: the International Standby Practices (ISP98), a publication by the International Chamber of Commerce.
          “Issuing Lender”: as defined in the preamble of this Agreement.
          “Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “L/C Commitment”: $30,000,000.
          “L/C Fee Payment Date”: the last day of each March, June, September and December and the Revolving Termination Date.

          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
          “Lead Arranger”: as defined in the preamble to this Agreement.
          “Lenders”: as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Letters of Credit”: as defined in Section 3.7(a).
          “Lien”: any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents, the Notes, each Incremental Commitment Agreement, the Reaffirmation Agreement and any fee letters entered into with any Agent, each as amended, supplemented or modified from time to time.
          “Loan Parties”: the collective reference to Superholdings, Holdings and the Group Members.
          “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

          “Material Adverse Effect”: a material adverse effect on and/or material adverse developments with respect to (i) the business, assets, property, financial condition, or results of operations of Borrower and its Subsidiaries taken as a whole, (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder, or (iii) the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.
          “Material Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound, and, in any event with respect to any Group Member, the Royal Street Agreements.
          “Moody’s”: Moody’s Investor Services, Inc.
          “Mortgaged Properties”: the fee interest in any real property acquired by any of the Group Members after the Closing Date, as to which the Administrative Agent for the benefit of the Secured Parties shall, pursuant to Section 7.10(b), be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages and deeds of trust made by any Group Member in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).
          “Multiemployer Plan”: any employee pension benefit plan, as described in Section 3(2) of ERISA which is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA to which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintains, administers, makes or is obligated to make contributions or at any time during the six consecutive year period ending on the date hereof maintained, administered, made or was obligated to make contributions.
          “NAIC”: The National Association of Insurance Commissioners, and any successor thereto.
          “Net Cash Proceeds”: (a) with respect to any Asset Sale or Recovery Event, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale or Recovery Event, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale or Recovery Event, including (A) income, sales, gains, transfer or other Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale or Recovery Event, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale or Recovery Event, (C) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any of its Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to the Borrower or its Subsidiaries from such escrow arrangement, as the case may be, and (D) all legal, accounting and investment banking fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale or Recovery Event, and (b) with respect to any issuance or sale of Capital Stock or issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, other professional fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Net Income”: with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock accretion or dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Consolidated Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Consolidated Subsidiaries; and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.
          “New Market Capital Expenditures”: any Capital Expenditures made by the Borrower or any of its Subsidiaries in connection with construction, launch and operations in any New Markets.
          “New Market Losses”: for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Borrower or any of its Consolidated Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the date that is twelve full calendar months after the initial commencement of commercial operations in the applicable New Market.
          “New Market Losses Cap”: $100,000,000, or, if a Qualified IPO has occurred, $125,000,000.
          “New Markets”: the collective reference to any wireless telephone markets other than the metropolitan areas of Atlanta, Georgia; Miami, Florida; Sacramento, California; and San Francisco, California.
          “Non-Excluded Taxes”: as defined in Section 4.10(a).
          “Nonrecourse Lien”: any Lien (other than Liens created in connection with or in contemplation of acquiring such Property) which limits the holder of such Lien to recourse only against the specific Property securing such Lien and bars the holder of such Lien from action against the other assets of the grantor or its successors or assigns.
          “Non-Renewed Tranche B Term Loan”: as defined in Section 2.2(b).

          “Non-U.S. Lender”: as defined in Section 4.10(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided hereunder after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender (or former Agent or Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or the other Loan Documents or any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
          “OID”: as defined in Section 2.4(a).
          “Original Credit Agreement”: as defined in the recitals hereto.
          “Original Term Lenders”: as defined in the recitals hereto.
          “Original Term Loans”: as defined in the recitals hereto.
          “Other Approved Liens”: (a) Liens which would be Excepted Liens if incurred by the Borrower or any of its Subsidiaries, (b) purchase money Liens which secure indebtedness related to the assets to which such purchase money Lien attaches, (c) Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of business, (d) Liens existing on any specific fixed asset prior to the acquisition thereof and not created in contemplation of such acquisition, and (e) such other Liens which would not materially adversely affect the first priority Liens granted to a Loan Party or as the Administrative Agent shall consent to in writing.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Other Term Loans”: as defined in Section 2.4(a).

          “Parent”: any corporation that directly or indirectly is the beneficial owner of at least 50% of the voting stock of the Borrower, measured by voting power rather than number of shares.
          “Participant”: as defined in Section 11.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation or any successor.
          “Permitted Acquisition”: (a) the acquisition by the Borrower or any of its Wholly Owned Subsidiaries of all of the Capital Stock of Royal Street, (b) the Auction 66 Acquisition, (c) the acquisition by the Borrower or any of its Wholly Owned Subsidiaries of all of the Capital Stock of any Person in which a Permitted Joint Venture Investment has been made, so long as such acquisition is permitted under clause (x) of the definition of Permitted Investment, or complies with the provisions of clause (f) below, (d) the acquisition by the Borrower or any of its Wholly Owned Subsidiaries of all of the Capital Stock of any Person acquired in an Investment permitted under clause (xiv) of the definition of Permitted Investments, so long as such acquisition is permitted under clause (xiv) of the definition of Permitted Investments, or complies with the provisions of clause (f) below, (e) swap of wireless spectrum by the Borrower or any of its Subsidiaries with a Person in which the Cash portion of the consideration for such swap is less than 50% of the Fair Market Value of the wireless spectrum being swapped by the Borrower or any of its Subsidiaries, and (f) any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of wireless spectrum or all or substantially all of the assets of, all of the Capital Stock of, or more than 50% of the Capital Stock of and the ability to direct, directly or indirectly, the management and/or policies of, or a business line or unit or a division of, any Person if, in the case of this clause (f):
               (i) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and the Administrative Agent shall have received a certificate to such effect given on behalf of the Borrower by an Authorized Officer;
               (ii) such acquisition is made in accordance with all applicable Requirements of Law and Material Contractual Obligations; and all material consents and approvals required by applicable Requirement of Law and Material Contractual Obligations have been obtained;
               (iii) in case of an acquisition of Capital Stock of any Person, such Person becomes a Subsidiary of the Borrower as part of the acquisition, and becomes a Subsidiary Guarantor hereunder; and
               (iv) the board of directors or equivalent authority of the Person whose assets or Capital Stock are being acquired has approved the transaction.
          provided, that:
               (i) with respect to any Permitted Acquisition or series of related Permitted Acquisitions involving aggregate consideration in excess of $10,000,000, the Borrower delivers to the Administrative Agent a resolution of the Borrower’s or the applicable Subsidiary Guarantor’s board of directors (or similar governing body) set forth in an officers’ certificate certifying that such Permitted Acquisition has been approved by the Borrower’s or the applicable Subsidiary Guarantor’s board of directors (or similar governing body); and
               (ii) with respect to any Permitted Acquisition or series of related Permitted Acquisitions involving aggregate consideration in excess of $50,000,000, the approval of the board of directors (or similar governing body) required by clause (i) above must be based on an opinion or appraisal from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.
          “Permitted Investments” means:
               (i) any Investment in the Borrower or any Subsidiary Guarantor;
               (ii) any Investment in Cash or Cash Equivalents;
               (iii) any Investment by the Borrower or any Subsidiary Guarantor in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary Guarantor; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Subsidiary Guarantor;
               (iv) any Investment consisting of assets useful in the business of the Borrower and its Subsidiaries as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 8.5;
               (v) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of any Group Member, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or upon enforcement of any Lien in favor of the Borrower or any Subsidiary; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
               (vi) Investments related to Hedge Agreements permitted by Section 8.10;
               (vii) loans or advances to employees or directors made in the ordinary course of business of any Group Member in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;
               (viii) advances and prepayments for asset purchases in the ordinary course of business in a line of business permitted by Section 8.19 of any Group Member;
               (ix) Investments existing on the Closing Date;
               (x) Permitted Joint Venture Investments in an aggregate amount that, when taken together with (A) all other Permitted Joint Venture Investments made pursuant to this clause (x) and (B) all Permitted Acquisitions made pursuant to clause (c)

  of the definition of Permitted Acquisition, do not exceed 10% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries on the date each such Investment is made;
               (xi) accounts receivable arising in the ordinary course of business;
               (xii) Investments in Royal Street represented by the Royal Street Loan or Investments required or contemplated by the Royal Street Agreements in the geographic markets covered by the FCC licenses acquired pursuant to the Auction 58 Acquisition;
               (xiii) Investments consisting of Permitted Acquisitions; and
               (xiv) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with (A) all other Investments made pursuant to this clause (xiv) and (B) all Permitted Acquisitions made pursuant to clause (d) of the definition of Permitted Acquisition at the time outstanding, do not exceed $25,000,000.
Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.
          “Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a business permitted by Section 8.19 (a) (i) over which the specified Person has or controls 40% or more of the votes on the management committee or board of directors of such other Person, (ii) with which such specified Person is party to an FCC approved services agreement pursuant to which such specified Person actively participates in the day-to-day management of such other Person, or (iii) over which the specified Person otherwise has operational and managerial control of such other Person, and (b) of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.
          “Permitted Payments to any Parent” means, without duplication as to amounts: (a) payments to any Parent (directly or through Holdings) to permit any Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of such Parent when due; and (b) for so long as the Borrower is a member of a group filing a consolidated or combined tax return with any Parent, payments to such Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Borrower shall be paid over to the appropriate taxing authority within 30 days of such Parent’s receipt of such Tax Payments or refunded to the Borrower.
          “Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any Subsidiary Guarantor (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Permitted Refinancing”), any other Indebtedness of the Borrower or any Subsidiary Guarantor (other than intercompany Indebtedness) in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Permitted Refinancing) the lesser of:
          (1) the principal amount of the Indebtedness so refinanced (plus the amount of premium, if any, fees and expenses paid in connection therewith), and
          (2) if the Indebtedness being refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Permitted Refinancing.
Notwithstanding the preceding, no Indebtedness will be deemed to be Permitted Refinancing Indebtedness, unless:
          (1) such Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;
          (2) if the Indebtedness being refinanced is Subordinated Indebtedness, such Indebtedness has a final maturity date later than the final maturity date of, and constitutes Subordinated Indebtedness, contractually subordinated or otherwise junior in right of payment to, the Obligations, on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being refinanced at the time of the Permitted Refinancing;
          (3) if the Indebtedness being refinanced is Secured Indebtedness, such Permitted Refinancing Indebtedness is either unsecured or is only secured by those assets securing the Indebtedness being Refinanced, and, in the case of Indebtedness other than Indebtedness incurred pursuant to Section 8.2(m) the Liens securing such Permitted Refinancing Indebtedness are governed by an intercreditor agreement satisfactory to the Administrative Agent;
          (4) if the Indebtedness being refinanced is unsecured, such Permitted Refinancing Indebtedness is unsecured; and
          (5) such Indebtedness is incurred by the Borrower or the Subsidiary Guarantor who is the obligor on the Indebtedness being refinanced.
          “Person”: natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies,

Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Plan”: any employee pension benefit plan, as defined in section 3(2) of ERISA that is not a Multiemployer Plan, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six consecutive year period ending on the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Pro Forma Basis”: with respect to any calculation for any period, a determination of such calculation on a pro forma basis after giving effect to all Asset Acquisitions and Asset Dispositions made by the Borrower and its Consolidated Subsidiaries from the beginning of such period through and including such date of determination (the “Calculation Date”) (including any related financing transactions and the application of proceeds of any Asset Disposition) as if such Asset Acquisitions and Asset Dispositions (and related financing transactions and the application of proceeds of any Asset Disposition) had occurred at the beginning of such period, plus, if any New Market Losses are incurred for such period, the amount of such New Market Losses up to the New Market Losses Cap. In addition, (i) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; (ii) any Person that is a Consolidated Subsidiary of the Borrower on the Calculation Date will be deemed to have been a Consolidated Subsidiary of the Borrower at all times during such period; (iii) any Person that is not a Consolidated Subsidiary of the Borrower on the Calculation Date will be deemed not to have been a Consolidated Subsidiary of the Borrower at any time during such period; (iv) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Consolidated Subsidiary of the Borrower or has been merged with or into the Borrower or any Consolidated Subsidiary of the Borrower during such period that would have constituted an Asset Disposition or Asset Acquisition had such transactions occurred when such Person was a Consolidated Subsidiary of the Borrower, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; and (v) such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the Borrower.
          “Projections”: as defined in Section 7.2(b).
          “Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent.

          “Qualified IPO”: one or more issuances and sales of common stock of Superholdings in offerings registered with the SEC (other than any such offerings registered on Form S-4 or S-8) generating aggregate net proceeds that have been contributed to the Borrower of at least $400,000,000.
          “Reaffirmation Agreement”: the Reaffirmation Agreement to be executed by the Borrower and the other Loan Parties, substantially in the form of Exhibit A.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary in excess of $5,000,000.
          “Reference Bank”: The Bank of New York.
          “Refinanced Indebtedness”: the Original Term Loans.
          “Refinancing”: the permanent repayment in full or deemed repayment in full with the proceeds of the Tranche B Term Loans of all Obligations (as defined in the Original Credit Agreement) outstanding in connection with the Refinanced Indebtedness except for accrued but unpaid interest owed to the Continuing Lenders with respect to the Original Term Loans that are deemed to be Tranche B Term Loans.
          “Refunded Swingline Loans”: as defined in Section 3.4.
          “Refunding Date”: as defined in Section 3.4.
          “Register”: as defined in Section 11.6(b)(iv).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by an Authorized Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the business of the Borrower or any Subsidiary Guarantor or to make Permitted Acquisitions.

          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of the Borrower or any Subsidiary Guarantor.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower or any Subsidiary Guarantor with all or any portion of the relevant Reinvestment Deferred Amount.
          “Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Remedial Work”: as defined in Section 7.8(a)(iv).
          “Reportable Event”: any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, ..30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Restatement Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Required Prepayment Date”: as defined in Section 4.2(d).
          “Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Restatement Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived (in accordance with Section 11.1).
          “Restricted Investment”: any Investment other than a Permitted Investment.
          “Restricted Payment”: (a) the declaration or payment of any dividend or the making of any other payment or distribution on account of the Borrower or any of its Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified

Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Subsidiary Guarantor); (b) the purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) of, any Capital Stock of the Borrower or any direct or indirect Parent; (c) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Borrower and any of its Subsidiaries) or the Senior Notes, except a payment of interest or principal at the stated maturity thereof or in connection with a Permitted Refinancing thereof; or (d) any Restricted Investment.
          “Restricted Payment Cap”: as of the date of any determination thereof, the sum of:
          (A) 100% of the Consolidated EBITDA (taken as one accounting period) since the beginning of the Fiscal Quarter in which the Closing Date occurs to the end of the most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment, plus, if any New Market Losses are incurred for the four Fiscal Quarter period for which internal financial statements are available prior to the date of determination, the amount of such New Market Losses for such four Fiscal Quarter period up to the New Market Losses Cap, less the product of 1.50 multiplied by Consolidated Interest Expense since the beginning of the Fiscal Quarter in which the Closing Date occurs; plus
          (B) 100% of, without duplication, (i)(a) the aggregate net cash proceeds, or (b) the Fair Market Value, as the case may be, of (x) marketable securities (other than marketable securities of the Borrower) of an Affiliate of the Borrower, (y) Capital Stock of a Person (other than the Borrower or an Affiliate of the Borrower) engaged primarily in any business permitted by Section 8.19; provided that Person becomes a Subsidiary Guarantor, or is a Person in which an Investment pursuant to clause (x) or (xiv) of the definition of Permitted Investment has been made and which Person shall have granted a Group Member a sole first priority Lien on substantially all of the assets of such Person (except (x) as may be limited by a Requirement of Law or (y) for Other Approved Liens), and (z) other assets used in any business permitted by Section 8.19, in the case of clauses (a) and (b), received by the Borrower since the Closing Date as a contribution to its common equity capital, or from the issue or sale of Capital Stock (other than Disqualified Stock) of any Parent and contributed to the Borrower or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of any Parent that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings), (ii) the amount by which Indebtedness of the Borrower or any Subsidiary Guarantor is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange after the Closing Date of any such Indebtedness into or for Capital Stock of any Parent (other than Disqualified Stock), and (iii) the aggregate net cash proceeds, if any, received by the Borrower or any Subsidiary Guarantor upon any conversion or exchange described in clause (ii) above; plus
          (C) to the extent that any Restricted Investment that was made after the Closing Date is sold for Cash or Cash Equivalents, or is otherwise liquidated or repaid for Cash or Cash Equivalents, an amount equal to such Cash or Cash Equivalents, but not to exceed the initial amount of such Restricted Investment; plus

          (D) 100% of any Cash dividends or Cash distributions actually received directly or indirectly by the Borrower or a Subsidiary Guarantor after the Closing Date from a Subsidiary of the Borrower that is not a Subsidiary Guarantor, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Borrower; plus
          (E) $25,000,000.
          “Restructuring”: that certain restructuring in which MetroPCS IV, Inc., MetroPCS III, Inc., MetroPCS II, Inc. and MetroPCS, Inc., were merged with and into the Borrower and the name of MetroPCS V, Inc. was changed to MetroPCS, Inc.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including through any Incremental Revolving Loan Commitments pursuant to Section 2.4. The amount of the Total Revolving Commitments is $100,000,000 as of the Restatement Date, and such amount may be changed from time to time pursuant to the terms hereof, including through any Incremental Revolving Loan Commitments made pursuant to Section 2.4.
          “Revolving Commitment Period”: the period from and including the day after the Closing Date to the Revolving Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 3.1(a).
          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
          “Revolving Termination Date”: November 3, 2011.
          “Royal Street”: Royal Street Communications, LLC, a Delaware limited liability company.

          “Royal Street Agreements”: the Royal Street Credit Agreement, the Royal Street Letter of Credit Agreement, the Royal Street Equipment and Facilities Lease Agreement, the Royal Street LLC Agreement, the Royal Street Pledge Agreement, the Royal Street Promissory Note, the Royal Street Security Agreement and the Royal Street Services Agreement.
          “Royal Street Credit Agreement”: the Second Amended and Restated Credit Agreement, executed on December 15, 2005 as of December 22, 2004, by and between Royal Street and the Borrower, as amended from time to time, as in effect on the date hereof, as amended, supplemented or modified from time to time to the extent not prohibited hereunder.
          “Royal Street Equipment and Facilities Lease Agreement”: the Master Equipment and Facilities Lease Agreement executed as of May 17, 2006, by and between Royal Street and the Borrower, as amended, supplemented or modified from time to time.
          “Royal Street Letter of Credit Agreement”: the Letter of Credit Agreement, dated November 24, 2004, by GWI PCS1, Inc. to and for the benefit of C9 Wireless II, LLC, as amended, supplemented or modified from time to time.
          “Royal Street LLC Agreement”: the Amended and Restated Limited Liability Company Agreement of Royal Street, executed on December 15, 2005 as of November 24, 2004 by and between C9 Wireless, LLC, GWI PCS1, Inc., and the Borrower, as amended, supplemented or modified from time to time.
          “Royal Street Loan”: the aggregate amount of loans by the Borrower to Royal Street in order to fund the purchase by Royal Street of the Auction 58 Acquisition and the build-out of the Royal Street systems and the operations of Royal Street, as amended, supplemented or modified from time to time.
          “Royal Street Pledge Agreement”: the Amended and Restated Pledge Agreement, executed on December 15, 2005 as of December 22, 2004, by and between Royal Street and the Borrower, as amended from time to time, as in effect on the date hereof, as amended, supplemented or modified from time to time to the extent not prohibited hereunder.
          “Royal Street Promissory Note”: the Amended and Restated Promissory Note, executed on December 15, 2005 as of December 22, 2004, by Royal Street to the order of the Borrower, as amended, supplemented or modified from time to time.
          “Royal Street Security Agreement”: the Amended and Restated Security Agreement, executed on December 15, 2005 as of December 22, 2004, by and between Royal Street and the Borrower, as amended from time to time, as in effect on the date hereof, as amended, supplemented or modified from time to time to the extent not prohibited hereunder.
          “Royal Street Services Agreement”: the Amended and Restated Services Agreement, executed on December 15, 2005 as of November 24, 2004, by and between Royal Street and the Borrower, as amended, supplemented or modified from time to time.
          “S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

          “SEC”: the U.S. Securities and Exchange Commission or any successor Governmental Authority.
          “Secured Indebtedness”: with respect to any specified Person, any Indebtedness of such Person that is secured by a Lien on the assets of such Person, plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person (but if such Indebtedness is not assumed by the specified Person, limited to the lesser of (i) the Fair Market Value of such assets at the date of determination and (ii) the amount of Indebtedness of the other Person so secured).
          “Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.
          “Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting or perfecting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Note Indenture”: the Indenture, dated as of November 3, 2006, entered into by Superholdings, Holdings, the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by Superholdings, Holdings, the Borrower or such Subsidiaries in connection therewith.
          “Senior Notes”: the Borrower’s 9 1/4% Senior Notes due 2014 issued pursuant to the Senior Note Indenture.
          “Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934, as amended, as such regulation is in effect on the Closing Date.
          “Solvent”: with respect to any Group Member, that as of the date of determination, both (i) (a) the sum of such Group Member’s Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Group Member’s present assets; (b) such Group Member’s capital is not unreasonably small in relation to its business as contemplated on the Restatement Date or with respect to any transaction contemplated herein to be undertaken after the Restatement Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

          “Specified Interest Hedge Agreement”: any Specified Hedge Agreement entered into with respect to interest payments on the Loans.
          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that (i) subject to Section 11.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.
          “Subordinated Indebtedness”: any unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the Term Loan Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the payment of principal and interest of which and other obligations of the Borrower or such Subsidiary in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent and the Required Lenders. Notwithstanding the fact that intercompany Indebtedness permitted by Section 8.2(c) is contractually subordinated to the Obligations pursuant to the Subordinated Intercompany Note, such intercompany Indebtedness shall not constitute “Subordinated Indebtedness”.
          “Subordinated Intercompany Note”: the promissory note dated as of November 3, 2006, evidencing Indebtedness owed by any Group Member to any Loan Party.
          “Subsidiary”: with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to a Subsidiary mean a Subsidiary of the Borrower.
          “Subsidiary Guarantor”: each domestic Wholly-Owned Subsidiary of the Borrower that is a Guarantor as of the date hereof or that becomes a Guarantor hereunder or that is required to become a Guarantor pursuant to the terms hereof.

          “Superholdings”: MetroPCS Communications, Inc., a Delaware corporation.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.
          “Swingline Lender”: Bear Stearns Corporate Lending Inc., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 3.3.
          “Swingline Participation Amount”: as defined in Section 3.4.
          “Syndication Agent”: as defined in the preamble to this Agreement.
          “Tax”: any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person (or similar words or phrases) shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
          “Term Loan Maturity Date”: the seventh anniversary of the Closing Date.
          “Term Loans”: the collective reference to Tranche B Term Loans and the Incremental Term Loans (including Other Term Loans), if any.
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender became a party hereto. The aggregate amount of the Tranche B Commitments as of the Restatement Date is $1,596,000,000.
          “Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds Tranche B Term Loans.
          “Tranche B Term Loan”: as defined in Section 2.1.

          “Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the funding of the Tranche B Term Loans, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).
          “Transactions”: collectively, the Refinancing and the execution, delivery and performance of the Loan Documents.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as a Base Rate Loan or Eurodollar Loan.
          “United States”: the United States of America.
          “Waivable Mandatory Prepayment”: as defined in Section 4.2(d).
          “Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
          “Wholly Owned Subsidiary”: any Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, is owned by the Borrower or one or more of the Wholly Owned Subsidiaries of the Borrower.
          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Material Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Material Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.
          (f) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 7.1(a) and 7.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 7.1(c), if applicable).
          1.3. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (the difference between the stated amount in effect at such time and the maximum stated amount of such Letter of Credit, the “Additional Stated LC Amount”).
          1.4. Relationship with Original Credit Agreement.
          (a) This Agreement amends and restates the provisions of the Original Credit Agreement and (i) all of the terms and provisions of the Original Credit Agreement shall continue to apply for the period from the Closing Date to the Restatement Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to any Agent or any Lender (or their assignees or replacements), (ii) the obligations under the Original Credit Agreement which have not been repaid or deemed repaid shall from and after the Restatement Date continue to be owing in accordance with, and subject to, the terms of this Agreement, and (iii) the obligations under the Original Credit Agreement which have been repaid or deemed repaid shall be terminated as of the date of repayment, except for accrued but unpaid interest owed to the Continuing Lenders with respect to the Original Term Loans that are deemed to be Tranche B Term Loans. On and after the Restatement Date, all references in any Loan Document to (i) the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or the “Administrative Agent” shall mean such terms as defined in this Agreement. As to all periods occurring on or after the Restatement Date, all of the terms and conditions set forth in the Original Credit Agreement shall be of no further force and effect, it being understood that all obligations of each Loan Party under the Original Credit Agreement and related Loan Documents, after giving effect to the Refinancing, shall be governed by this Agreement and the related Loan Documents from and after the Restatement Date.
          (b) The parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the Original Credit Agreement which remain unpaid and outstanding as of the Restatement Date shall be and remain outstanding and payable as an Obligation under this Agreement and the other Loan Documents.
SECTION 2. AMOUNT AND TERMS OF
TERM COMMITMENTS; INCREMENTAL FACILITIES
          2.1. Term Commitments. Subject to the terms and conditions hereof:
          (a) Each Tranche B Term Lender severally agrees to make (or be deemed to have made) a term loan to the Borrower in Dollars (each, a “Tranche B Term Loan”) on the Restatement Date in the amount of the Tranche B Term Commitment of such Tranche B Term Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.
          (b) Each of the Continuing Lenders agrees that the Original Term Loans made by such Continuing Lender under the Original Credit Agreement shall remain outstanding on and after the Restatement Date as Tranche B Term Loans made pursuant to this Agreement, and shall be deemed to constitute Tranche B Term Loans made in satisfaction of its obligation to make Tranche B Term Loans on the Restatement Date in accordance with Section 2.1(a) in an amount equal to the amount of such Original Term Loans. Such Original Term Loans shall on and after the Restatement Date have all of the rights and benefits of Tranche B Term Loans as set forth in this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, all such Tranche B Term Loans deemed so made hereunder on the Restatement Date pursuant to this Section 2.1 that are Eurodollar Loans will have initial Interest Periods ending on the same dates as the Interest Periods applicable on the Restatement Date to the Original Term Loans of such Continuing Lenders.
          2.2. Procedure for Tranche B Term Loan Borrowing.
          (a) Not later than 10:00 A.M., New York City time, on the Restatement Date each Tranche B Term Lender that is not a Continuing Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan to be made by such Tranche B Term Lender. The Administrative Agent shall promptly make available to the Borrower on the Restatement Date, by wire transfer of immediately available funds to a bank account designated in writing by the Borrower, the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.
          (b) On the Restatement Date, notwithstanding anything to the contrary contained in the definition of Interest Periods, Interest Periods with respect to the Tranche B

Term Loans shall be as follows: (i) Tranche B Term Loans shall be made, or deemed made, as Eurodollar Loans in an amount equal to the amount of the Original Term Loans then outstanding as Eurodollar Loans (such Tranche B Term Loans to correspond in amount to Original Term Loans of a given Interest Period), (ii) Interest Periods for the Tranche B Term Loans described in clause (i) above shall end on the same dates as the Interest Periods applicable for the corresponding Original Term Loans described in clause (i) above, and the Eurodollar Rates applicable to such Tranche B Term Loans during such Interest Periods shall be the same as those applicable to such Original Term Loans, (iii) Tranche B Term Loans shall be made or deemed made as Base Rate Loans in amount equal to the amount of Original Term Loans then outstanding as Base Rate Loan, and (iv) Borrower will not be required to make any payments under Section 4.11 of the Original Credit Agreement to Original Term Lenders that become Tranche B Term Lenders in connection with the exchange of their Original Term Loans for Tranche B Term Loans, except to the extent that any Tranche B Term Lender’s Tranche B Term Loans are less than such Tranche B Term Lender’s Original Term Loans (such amount, a “Non-Renewed Tranche B Term Loan”), in which case the Borrower shall be required to make payments under Section 4.11 of the Original Credit Agreement to each applicable Tranche B Term Lender based on the amount of such Tranche B Term Lender’s Non-Renewed Tranche B Term Loan.
          2.3. Repayment of Term Loans. The Tranche B Term Loan of each Tranche B Lender shall mature in 27 consecutive quarterly installments, commencing on March 31, 2007, each of which shall be in an amount equal to (a) such Lender’s Tranche B Term Percentage multiplied by the initial aggregate principal amount of the Original Term Loans multiplied by (b) 0.25%, with the remainder due on the Term Loan Maturity Date, each such installment being subject to any reduction pursuant to Section 4.2(c). In the event that any Incremental Term Loans (including Other Term Loans) are made, the Incremental Term Loan of each Incremental Lender shall not amortize unless specifically stated in an Incremental Commitment Agreement.
          2.4. Increase in Commitments. (a) The Borrower may request (in writing) Incremental Commitments in an aggregate amount not to exceed, in the aggregate, $750,000,000, in increments of no less than $75,000,000 (or such lesser amount if the remaining available Incremental Commitment pursuant to this Section 2.4 is less than $75,000,000) at any one time, from one or more Incremental Lenders (approved by the Administrative Agent if such Incremental Lender is not already a Revolving Lender and is to be a Revolving Lender after the effective date of the applicable Incremental Commitment Agreement) willing to provide such Incremental Commitments. Requests for such Incremental Commitments may be, at the Borrower’s option, for Incremental Revolving Loans (at any time prior to the Revolving Termination Date) and/or Incremental Term Loans. In the event the Borrower shall request Incremental Term Loans, such request shall set forth (i) the amount of the Incremental Term Loans being requested, (ii) the date on which such Incremental Term Loans are requested to be made, (iii) any requested differences between the Incremental Term Loans and the existing Term Loans (which shall not be effective until set forth in an executed Incremental Commitment Agreement executed by the Group Members and each applicable Incremental Lender), provided, that in any event (A) the Weighted Average Life to Maturity of all Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Term Loans at the time of the borrowing of such Incremental Term Loan, and (B) the Maturity Date of any

Incremental Term Loans shall be no shorter than the final maturity of the Tranche B Term Loans, and (iv) whether such Incremental Term Loans are to have the same interest rate margin as the Tranche B Term Loans or whether such Incremental Term Loans are to have a different interest rate margin than the Tranche B Term Loans (“Other Term Loans”); provided, that, if the interest rate margin in respect of any Other Term Loan exceeds the Applicable Margin for the Tranche B Term Loans (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Term Loan (giving effect to any OID issued in connection with such Other Term Loan) is no higher than the Applicable Margin for the Tranche B Term Loans. All Incremental Term Loans (including Other Term Loans) shall be made on substantially identical terms as the Tranche B Term Loans, except as set forth in any applicable Incremental Commitment Agreement, and, in the case of Other Term Loans, with respect to the interest rate margin applicable thereto. No Agent or Lender shall be obligated to deliver or fund any Incremental Commitment. The Borrower may borrow under the Incremental Commitments only five times during the term of this Agreement.
          (b) No Incremental Commitment shall be effective unless the Borrower delivers to the Administrative Agent an Incremental Commitment Agreement executed and delivered by the Loan Parties and the proposed Incremental Lenders and such other documentation relating thereto as the Administrative Agent may reasonably request. Each Incremental Commitment Agreement shall, upon due execution, constitute a Loan Document and, to the extent set forth therein, an amendment of this Agreement, and such amendment shall be effective when and as set forth therein and need not be executed, delivered or consented to by any other Agent or Lender. In addition, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Commitment Agreements, this Agreement shall be amended automatically to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans. Any such amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
          (c) The terms and provisions of any Incremental Revolving Loans shall be identical to the Revolving Loans. On any date on which Incremental Revolving Loan Commitments are effected, subject to the satisfaction of the terms and conditions in this Section 2.4, (i) each of the Revolving Lenders shall assign to each of the Incremental Lenders with an Incremental Revolving Loan Commitment, and each of the Incremental Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the existing Revolving Loan Commitments, (ii) each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Incremental Revolving Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each Incremental Lender shall become a Lender with respect to the Incremental Revolving Loan Commitment and all matters relating thereto.

          (d) The Administrative Agent shall promptly notify each Lender whenever any Incremental Commitment becomes effective.
          (e) No Incremental Commitment Agreement shall become effective unless the Administrative Agent has received (i) a certificate executed by an Authorized Officer of the Borrower to the effect that no Default or Event of Default has occurred and is continuing, and (ii) such additional Security Documents, legal opinions, board resolutions, certificates and other documentation as may be required by such Incremental Commitment Agreement or reasonably requested by the Administrative Agent.
          (f) Each Incremental Commitment Agreement shall contain representations and warranties by the Borrower substantially in the form of those made by the Borrower in this Agreement, except for any exceptions, disclosures or modifications reasonably acceptable to the Administrative Agent, the Borrower and the Incremental Lender(s) making a Loan pursuant to such Incremental Commitment Agreement.
SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS
          3.1. Revolving Commitments.
          (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.
          (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
          3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower on such Borrowing Date by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
          3.3. Swingline Commitment.
          (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.
          (b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.
          3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans.
          (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) or 9(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Group Member or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          3.5. Commitment Fees, etc.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
          (c) The Borrower agrees to pay to the Lead Arranger the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Lead Arranger.
          3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.
          3.7. L/C Commitment.
          (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C

Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $5,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the auto extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). On the Restatement Date, the Existing Letters of Credit will automatically, without any action of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents.
          (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          (c) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:
               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Governmental Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it; or
               (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to all letters of credit issued by the Issuing Lender.
          3.8. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, with a copy to the Administrative Agent, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower

(with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          3.9. Fees and Other Charges.
          (a) The Borrower will pay to the Administrative Agent a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date. Any fees paid for Existing Letters of Credit will automatically, without any action by any Person, be deemed paid for Letters of Credit issued hereunder.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit; provided, however, that no costs or expenses shall be payable for conversion of the Existing Letters of Credit to Letters of Credit issued hereunder.
          3.10. L/C Participations.
          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.
          (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant (through the Administrative Agent) with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent, shall be required to be returned by the Administrative Agent, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent.
          3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other actual out-of-pocket costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in Section 9(f) or 9(g) shall have occurred and be continuing, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.
          3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the

Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
          4.1. Optional Prepayments.
          (a) The Borrower may at any time and from time to time prepay the Loans in whole or in part, without premium or penalty, except as otherwise provided in the first sentence of Section 4.1(b), (“Optional Prepayment”) upon notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of

Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          (b) Each Optional Prepayment in respect of the Tranche B Term Loans on or after the Restatement Date but prior to the first anniversary of the Restatement Date shall be accompanied by a prepayment premium equal to 1% of the principal amount of such Optional Prepayment. No prepayment premium shall be payable with respect to any Optional Prepayment on or after the first anniversary of the Restatement Date.
          4.2. Mandatory Offers to Prepay . (a) If any Indebtedness (other than Excluded Indebtedness) shall be issued or incurred by the Borrower or any Subsidiary Guarantor, Borrower shall make an offer pursuant to the terms set forth in Section 4.2(d) to prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Indebtedness and such prepayment shall be applied as set forth in Section 4.2(c) toward the prepayment of the Term Loans within ten Business Days after receipt of such Net Cash Proceeds.
          (b) If on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Borrower shall make an offer pursuant to the terms set forth in Section 4.2(d) to prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Asset Sale or Recovery Event and such prepayment shall be applied as set forth in Section 4.2(c) toward the prepayment of the Term Loans within ten Business Days after receipt of such Net Cash Proceeds; provided, that, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(c).
          (c) Amounts to be applied in connection with prepayments made pursuant to Section 4.2 shall be applied to the prepayment of the principal amount of the Term Loans ratably between the Tranche B Term Loans and the Incremental Term Loans based on the outstanding principal amounts thereof at such time. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans shall be applied ratably to the respective remaining installments thereof.
          (d) Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment pursuant to Section 4.2(a) or (b) (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount (or its good faith estimate thereof) of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and of such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).
          (e) Concurrently with any prepayment of the Term Loans pursuant to Sections 4.2(a) and (b), the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
          (f) Upon its receipt of the proceeds of the Tranche B Term Loans, the Borrower, in accordance with its voluntary election delivered to the Administrative Agent in connection with the Refinancing, shall apply such proceeds, together with other funds if necessary, in an amount sufficient to (i) prepay in full the Original Term Loans that are not being deemed converted into or exchanged for Tranche B Term Loans, (ii) pay all accrued and unpaid interest and fees, if any, on all Non-Renewed Tranche B Term Loans and all Original Term Loans held by Original Term Lenders that are not Continuing Lenders, (iii) pay to each Original Term Lender that is not a Continuing Lender all amounts then due and owing as a result of the prepayment of such Original Term Lender’s Original Term Loans and (iv) pay all other Obligations then due and owing to the Original Term Lenders that are not Continuing Lenders, in their capacity as such, under the Original Credit Agreement.
          4.3. Conversion and Continuation Options.
          (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any

Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin; provided, that Other Term Loans that are Eurodollar Loans shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such date plus the interest rate margin applicable thereto.
          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin; provided, that Other Term Loans that are Base Rate Loans shall bear interest at a rate per annum equal to the Base Rate plus the interest rate margin applicable thereto.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility, plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          4.6. Computation of Interest and Fees.
          (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Applicable Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5.
          4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (b) the Administrative Agent shall have received written notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          4.8. Pro Rata Treatment and Payments.
          (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the

Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of Tranche B Term Loans and Incremental Term Loans then held by the relevant Lenders (except as otherwise provided in Section 4.2(f)). Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each payment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount on the Borrowing Date. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If other than in connection with the Refinancing such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant

Facility, on demand, from the Borrower. In addition to the rights described above, in the event that the Administrative Agent shall make available to the Borrower all or any portion of the Term Loans of any Lender and such Lender shall fail to make available to the Administrative Agent a corresponding amount by 5:00 P.M. New York City time within one Business Day of extension of credit, the Administrative Agent in its sole discretion shall be entitled to immediately and without further action on the part of such Lender register a transfer of such Lender’s Term Loans to a replacement Lender, which shall be the Administrative Agent. The Administrative Agent agrees to purchase any such Term Loans at par and in accordance with Section 11.6 (other than the requirement for the signature of the defaulting Lender on the Assignment and Assumption in connection with such transfer). In addition to any other remedies the Borrower or the Administrative Agent may have against such defaulting Lender, the Administrative Agent shall be entitled to recover from such defaulting Lender the difference (if positive) between par and the amount for which it is able to sell such purchased Term Loans in the secondary market.
          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          4.9. Requirements of Law.
          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it (except for Non-Excluded Taxes and Taxes on the net income of such Lenders), or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);
          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation by the relevant Governmental Authority or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate, accompanied by such supporting information as Borrower may reasonably request, as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.
          4.10. Taxes.
          (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and other similar Taxes imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the

Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes (after receipt of notice that such Non-Excluded Taxes or Other Taxes are due) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure, except to the extent such failure results from any Agent’s or Lender’s gross negligence or willful misconduct.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within ten (10) Business Days of such determination; provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person .
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).
          4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.15 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law and is an Eligible Assignee, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Revolving Lender and if it is to be a Revolving Lender upon such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          4.14. Evidence of Debt.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each

Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the form of Exhibit G-1, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.
          4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
SECTION 5. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans (other than Incremental Term Loans) and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:
          5.1. Financial Condition.
          (a) The unaudited pro forma condensed consolidated balance sheet of Superholdings and its Consolidated Subsidiaries as of June 30, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), a copy of which has heretofore been made available to each

Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Restructuring, (ii) the Loans made on the Closing Date and the Senior Notes issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Superholdings as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Superholdings and its Consolidated Subsidiaries as of June 30, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheet of Superholdings as of December 31, 2005, and the consolidated statements of income and comprehensive income and stockholders’ equity for the fiscal year ended on such date, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Superholdings as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited condensed consolidated balance sheet of Superholdings as of June 30, 2006, and the related unaudited condensed consolidated statements of income and comprehensive income and cash flows for the six-month period ended on such date, present fairly in all material respects the consolidated financial condition of Superholdings as of such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, giving effect to the Transactions (as defined in the Original Credit Agreement) and the issuance of the Senior Notes, no Group Member had any material Guarantee Obligations (other than Guarantee Obligations arising under or in connection with the Original Credit Agreement or the Senior Notes), contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from June 30, 2006 to and including the Restatement Date there has been no Disposition by the Borrower of any material part of its business or property.
          5.2. No Change. Since June 30, 2006, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
          5.3. Corporate Existence; Compliance with Law. Each Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.3, each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other Governmental Authorizations necessary for the ownership of its Property and the conduct of its business, except in any of the foregoing cases where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          5.4. Power; Authorization; Enforceable Obligations. The Transactions are within each Group Member’s corporate, limited liability company or partnership (as applicable) powers and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, without limitation, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document has been duly executed and delivered by each Group Member thereto and constitutes a legal, valid and binding obligation of such Group Member enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) those third party approvals or consents listed on Schedule 5.4 which, if not made or obtained, would not cause a Default or Event of Default hereunder, (iii) such consents, approvals, registrations, filings or other actions, other than those specified in clause (iv) below, the absence of which or failure to obtain, could not reasonably be expected to have a Material Adverse Effect, (iv) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Agents or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC license or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC license, the FCC’s prior consent thereto, and (v) the licenses issued by the FCC pursuant to the Auction 66 Acquisition have not yet been issued via a Final Order.
          5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of the Letters of Credit and the borrowings hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation that could not reasonably be expected to have a Material Adverse Effect) or the charter, by-laws or other organizational documents of any Group Member, (b) will not violate or result in a default under any Material Contractual Obligation binding upon any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by such Group Member (except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect) and (c) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than Liens securing the Obligations hereunder).
          5.6. Litigation. Except as set forth on Schedule 5.6, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Group Member (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
          5.7. No Default. No Group Member is in default under or with respect to any of its Material Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred and is continuing.
          5.8. Ownership of Property; Liens, Etc.
          (a) Except as disclosed on Schedule 5.8, each Group Member has good and defensible title to its Properties which constitute real property and good title to all its personal Properties, in each case, (i) free and clear of all Liens except Liens permitted by Section 8.3 or (ii) where the exceptions to such title should not reasonably be expected to result in a Material Adverse Effect.
          (b) All material leases and agreements necessary for the conduct of the business of each Group Member are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases and which could reasonably be expected to result in a Material Adverse Effect.
          (c) The rights and Properties presently owned, leased or licensed by each Group Member including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Group Member to conduct its business in all respects in the same manner as its business has been conducted prior to the date hereof, except where the failure to have such rights and Properties could not reasonably be expected to have a Material Adverse Effect.
          (d) None of the Group Members or any of their respective Properties or assets are subject to any Liens other than Liens permitted by Section 8.3, and such Liens as do not materially interfere with such Group Member’s ability to conduct its business and, in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.
          5.9. Intellectual Property. Except as disclosed in Schedule 5.9, each Group Member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and, to the extent the Group Member holds title to such Intellectual Property, the use thereof by such Group Member does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          5.10. Taxes. Each Group Member has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. As of the Restatement Date, no Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax. As of each date this representation is made after the Restatement Date, no Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax, in each case that does not constitute an Excepted Lien.
          5.11. Federal Regulations. The Group Members are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. None of the Group Members is subject to any statute, rule or regulation limiting its ability to incur indebtedness for borrowed money.
          5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Group Member.
          5.13. ERISA.
          (a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Group Members and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.
          (b) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.
          (c) To the best knowledge of the Borrower no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Group Member or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
          (d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any plan. No liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is expected to be incurred by any Group Member or any ERISA Affiliate with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

          (e) Full payment when due has been made of all amounts which any Group Member or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.
          (f) The actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $10,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under section 302(f) of ERISA in an amount equal to $10,000,000 or more.
          (g) Neither any Group Member nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Group Member or any ERISA Affiliate in its sole discretion at any time without any material current liability in excess of $10,000,000.
          (h) Neither any Group Member nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.
          (i) Neither any Group Member nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.
          (j) Except as could not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by any Group Member or any ERISA affiliate.
          5.14. Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
          5.15. Subsidiaries. Except as set forth on Schedule 5.15 or as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Restatement Date, Holdings has no Subsidiaries, each Subsidiary of Holdings is wholly owned by Holdings or its Subsidiaries and Holdings has no Subsidiaries organized in a jurisdiction outside the United States.
          5.16. Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used to consummate the Refinancing and refinance in full the Refinanced Indebtedness in accordance with the exercise by the Borrower of its optional prepayment rights in respect thereof and to pay related premiums, fees and expenses and for general corporate purposes. The proceeds of any Incremental Term Loans shall be used for general corporate purposes. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes.
          5.17. Environmental Matters. Except as could not in the aggregate, be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):
          (a) neither any Property of any Group Member nor the operations conducted thereon violate (i) any decree, order or requirement of any Governmental Authority or (ii) any Environmental Laws or any related Governmental Authorization.
          (b) no Property of any Group Member nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of any Environmental Law or any remedial obligations under Environmental Law.
          (c) all notices, or similar Government Authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of each Group Member, including, without limitation, past or present treatment, storage, disposal or Release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and each Group Member is in compliance with the terms and conditions of all such notices, and Government Authorizations.
          (d) all Hazardous Materials and solid waste, if any, generated at any and all Property of any Group Member have in the past been Released, stored, transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.
          (e) the Borrower has taken all steps reasonably necessary to determine and has determined that no Hazardous Materials or solid waste, have been disposed of or otherwise Released and there has been no threatened Release, on or to any Property of any Group Member except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.
          (f) No Group Member has any known contingent liability or Remedial Work in connection with any Release or threatened Release into the environment.
          (g) No Hazardous Material Activity has been conducted either by or on behalf of Borrower, or on any Property of any Group Member in a location or manner that could require any Remedial Work.
          5.18. Accuracy of Information, etc. The Borrower has made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information (including, without limitation, the

Confidential Information Memorandum but subject to the qualifications, limitations, exceptions and assumptions set forth therein) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to financial statements other than projected financial information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Superholdings as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.
          5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement in which a Lien can be perfected by the filing of a financing statement, when financing statements specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Group Members in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3 and, in the case of Collateral that constitutes Pledged Stock, Liens described in clauses (a), (i) and (j) of the definition of Excepted Liens).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Group Members in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3). As of the Restatement Date, no Group Member owns any parcel of real property that has a value in excess of $10,000,000.
          5.20. Solvency. Each Group Member is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.
          5.21. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Group Members’ Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts to which they are bound. All material improvements, fixtures and equipment owned in whole or in part by any Group Member that are necessary to conduct normal operations (ordinary wear and tear excepted) are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by such Group Member, in a manner consistent with such Group Member’s past practices (other than those the failure of which to maintain in accordance with this Section 5.21 could not reasonably be expect to have a Material Adverse Effect).
          5.22. Public Holding Utility Act. No Group Member is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” or a “public utility” within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended.
          5.23. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the Transactions.
          5.24. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Royal Street Credit Agreement, the Royal Street Security Agreement and the Royal Street Pledge Agreement and the Senior Note Indenture, including any material amendments, supplements or modifications with respect to any of the foregoing.
          5.25. Regulation H. Except as set forth on Schedule 5.19(b) as it may be supplemented from time to time, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
SECTION 6. CONDITIONS PRECEDENT
          6.1. Conditions to the Restatement Date. The effectiveness of this Agreement and the amendment and restatement evidenced hereby, and the agreement of each Tranche B Term Lender to make the extension of credit requested to be made by it is subject to the satisfaction (or waiver in writing in accordance with Section 11.1), prior to or concurrently with the making of such extension of credit on the Restatement Date, of the following conditions precedent:
          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, or, in the case of each Tranche B Term Lender, an Addendum, executed and delivered by each Agent, the Borrower, the Required Lenders and each Person that is a Tranche B Term Lender as of the Restatement Date after giving effect to the Refinancing, and (ii) the Reaffirmation Agreement, substantially in the form of Exhibit A hereto, executed and delivered by each Loan Party on the Restatement Date.
          In the event that any one or more Persons have not executed and delivered an Addendum on the date scheduled to be the Restatement Date (each such Person being referred to herein as a “Non-Executing Person”), the condition referred to in clause (i) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Eligible Assignees (the “Designated Lenders”) to assume, in the aggregate, all of the Commitments that would have been held by the Non-Executing Persons (subject to each such Designated Lender’s consent and its execution and delivery of an Addendum).
          (b) Concurrent Transactions. The Borrower shall have delivered notice to the Administrative Agent in accordance with the terms of Section 4.1 of the Original Credit Agreement stating (i) the Borrower’s intent to, as the case may be, optionally prepay or be deemed to have prepaid in full the Original Term Loans outstanding under the Original Credit Agreement, and (ii) that the Restatement Date shall be the effective date of such prepayment or deemed repayment.
          (c) Approvals. All governmental and other material third party approvals necessary, or in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Group Members shall have been obtained and be in full force and effect (except to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Agents or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC license or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC license), and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Transactions or the financing contemplated hereby.
          (d) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the actual and reasonable fees and expenses of outside legal counsel), on or before the Restatement Date. All such amounts will be paid with proceeds of Loans made on the Restatement Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Restatement Date.
          (e) Restatement Date Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Restatement Date, substantially in the form of Exhibit C (or such other form acceptable to the Administrative Agent).
          (f) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Baker Botts L.L.P., counsel to the Loan Parties, substantially in the form of Exhibit F.
          (g) Secretary’s Certificate. The Administrative Agent shall have received a certificate of each Group Member, dated the Restatement Date, substantially in the form of Exhibit K, with appropriate insertions and attachments including (i) the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party (or a certification that there have been no changes to such certificate of incorporation since its delivery on the Closing Date), and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

          (h) Non-Continuing Lenders. The Administrative Agent shall have received written verification from the Borrower acceptable to the Administrative Agent that the Original Term Lenders that are not Continuing Lenders have been, or will be, paid in full all amounts required to be paid to them by the Borrower pursuant to Section 4.2(f).
          (i) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of a Financial Officer of the Loan Parties substantially in the form of Exhibit J.
          (j) Mortgages, etc. The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.
          (i) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.
          (ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent, but in no event greater than 110% of the Fair Market Value of such Mortgaged Property; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies), if available; (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been or will be paid.
          (iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved Mortgaged Property that is located in a flood zone, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
          (iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.
          (k) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.
          6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (except, with respect to clause (a) hereof, the issuance of Letters of Credit that, together with all other Letters of Credit issued pursuant to the exclusion permitted by this parenthetical, do not exceed an aggregate stated amount of $500,000) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction (or waiver in writing in accordance with Section 11.1) of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing (other than an Incremental Term Loan) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.
SECTION 7. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          7.1. Financial Statements. Furnish to the Administrative Agent and each Lender (except for those documents or other information posted to Intralinks by the Administrative Agent):
          (a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year of Superholdings commencing with the year ended December 31, 2006, Superholdings’ and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Superholdings and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Superholdings’ accountants and disclosed therein).
          (b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Superholdings commencing with the quarter ending March 31, 2007, in each case, Superholdings’ and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Superholdings and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Superholdings’ accountants and disclosed therein), subject to normal year-end audit adjustments.
          (c) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements of Superholdings for the Fiscal Year ended December 31, 2005, the consolidated financial statements of Superholdings and its Consolidated Subsidiaries delivered pursuant to Section 7.1(a) or 7.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent.
          (d) Reporting Company. Notwithstanding the requirements of Sections 7.1(a) through 7.1(c), if Superholdings, Holdings or the Borrower is a public reporting company under the Securities Exchange Act of 1934, as amended, the Borrower may, in lieu of the financial reports required pursuant to Section 7.1(a) through 7.1(c), furnish only the quarterly and annual reports filed with the SEC pursuant to Section 7.2(f).
          (e) Stand Alone Information. In the case of financial statements delivered pursuant to Sections 7.1(a), (b) and (d), if the combined operations of Superholdings and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding Cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Superholdings and its other Consolidated Subsidiaries; provided, that the requirements of this paragraph shall not apply if Superholdings or Holdings files with the SEC the reports referred to in Section 7.1(d), and any such report contains the information required in this clause (e).
          7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (k), to the relevant Lender) (except for those documents or other information posted to Intralinks by the Administrative Agent):
          (a) concurrently with the delivery of any financial statements pursuant to Section 7.1(a) or (b), a Compliance Certificate of a Financial Officer (i) containing all information and calculations necessary for determining compliance with the covenants set forth in Section 8.18, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) stating whether any change in GAAP or in the application thereof has occurred since Superholdings’ and its Consolidated Subsidiaries’ audited consolidated financial statements for the year ended December 31, 2005 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying that the amount of any New Market Losses added back to Consolidated EBITDA in connection with any covenant calculation set forth in Section 8.18 is in accordance with the definition of New Market Losses.
          (b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year on a Fiscal Quarter basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year

(collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect.
          (c) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter of Superholdings (90 days, in the case of the fourth Fiscal Quarter of any Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of Superholdings and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the comparable periods of the previous year. Such analysis and narrative shall include operating data of the nature disclosed by the Borrower in the Confidential Information Memorandum (which shall include, without limitation, revenues, service revenues, ARPU, CPU, CPGA, adjusted EBITDA, subscriber counts, penetration, churn, covered POPS and capital expenditures), provided that this clause (c) shall not apply, and the Borrower need not comply with this clause (c), at any time that Superholdings, Holdings or the Borrower is then a reporting company under the Securities Exchange Act of 1934, as amended; provided further, however, if the combined operations of Superholdings and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding Cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation of the narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Superholdings and its other Consolidated Subsidiaries; provided, further, that the requirements of this paragraph shall not apply if Superholdings or Holdings files with the SEC the reports referred to in this covenant, and any such report contains the information required in this paragraph.
          (d) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any material proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture.
          (e) promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence or requests for information) submitted to Superholdings or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of Superholdings or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of Superholdings or any such Subsidiary, to such letter or report.
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Superholdings or any of its Subsidiaries with the SEC, or with any national securities exchange, as applicable and as the case may be.
          (g) promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation (other than capital call notices and communications related thereto), indenture, loan or credit or other similar agreement to which a Group Member is the borrower or the issuer, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.2.
          (h) prompt written notice of the occurrence of any Recovery Event or the commencement of any action or proceeding that could reasonably be expected to result in a Recovery Event.
          (i) prompt written notice (and in any event no less than ten (10) Business Days prior thereto) of any change (i) in Holdings or any Group Member’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of Holdings’ or any Group Member’s chief executive office or principal place of business, (iii) in Holdings’ or any Group Member’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in Holdings or any Group Member’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Holdings or any Group Member’s federal taxpayer identification number.
          (j) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other charter document of any Group Member.
          (k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request in a written notice given in accordance with Section 11.2.
          7.3. Payment of Obligations. Pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Group Member.
          7.4. Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 8.4; and (b) comply with Material Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          7.5. Maintenance of Property; Insurance.
          (a) operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all Material Contractual Obligations and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
          (b) keep and maintain all Property used in to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Properties, including, without limitation, all equipment, machinery and facilities, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.
          (c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to Properties and will do all commercially reasonable things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture or termination thereunder, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.
          (d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.
          (e) to the extent the Borrower is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 7.5, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.
          (f) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks which in the reasonable business judgment of the Borrower are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations.
          7.6. Inspection of Property; Books and Records; Discussions.
          (a) Keep proper books of record and account in which full, true and correct entries in conformity with (i) GAAP and (ii) in all material respects Requirements of Law, are made of all dealings and transactions in relation to its business and activities, and

          (b) Permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by each Lender through the Administration Agent, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.
          7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Group Member not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $10,000,000;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Group Members in an aggregate amount exceeding $10,000,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          7.8. Environmental Laws.
          (a) At the Borrower’s sole expense:
          (i) cause its Properties and operations to comply with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect;
          (ii) not perform any Hazardous Material Activity or dispose of or otherwise Release any Hazardous Material or solid waste on, under, about or from any of the Group Members’ Properties or any other Property to the extent caused by the Group Members’ operations except in compliance with applicable Environmental Laws, the performance, disposal or Release of which could reasonably be expected to have a Material Adverse Effect;
          (iii) timely obtain or file all notices, or Governmental Authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Group Members’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; and
          (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials or solid waste on, under, about or from any of the Group Members’ Properties or by any Group Member, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.
          (b) promptly, but in no event later than ten Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Group Members or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000 not fully covered by insurance, subject to normal deductibles.
          (c) undertake reasonable environmental audits and tests in accordance with reasonable industry standards upon the request of the Administrative Agent no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority).
          7.9. Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans and the Senior Notes is subject to either a fixed interest rate or interest rate protection (including swaps and/or caps or collars) for a period of not less than three years, which Hedge Agreements shall, if such Hedge Agreements constitute Specified Hedge Agreements, have terms and conditions reasonably satisfactory to the Administrative Agent.
          7.10. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than (w) leasehold interests in real property, (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien securing Indebtedness permitted by Section 8.2(m) and (z) as otherwise provided in the Guarantee and Collateral Agreement) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.
          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) will use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c) With respect to any new domestic Wholly-Owned Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any Subsidiary Guarantor, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C (or such other form acceptable to the Administrative Agent), with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          7.11. Further Assurances. Promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Group Members in the Loan Documents, including the Notes, or to correct any omissions in this Agreement.

          7.12. ERISA Compliance. Promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) promptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (a) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (b) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA and (c) maintain each Plan in material compliance with ERISA and the Code, as applicable.
          7.13. Lender Meetings. Upon the request of Administrative Agent or the Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and Administrative Agent.
          7.14. Royal Street Loan Documents. The Borrower shall provide the Administrative Agent with copies of all material written notices and, upon the request of the Administrative Agent, financial statements received and delivered pursuant to the Royal Street Credit Agreement and all ancillary agreements related thereto.
SECTION 8. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          8.1. Acquisitions. Enter into or consummate any Acquisition other than Permitted Acquisitions.
          8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

          (a) Indebtedness of the Borrower or any Subsidiary Guarantor pursuant to any Loan Document, not including amounts incurred pursuant to Section 2.4;
          (b) Indebtedness associated with worker’s compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or similar bonds or other obligations in the ordinary course of business, and any guarantees or letters of credit functioning as or supporting any of the foregoing;
          (c) intercompany Indebtedness incurred by the Borrower or any Subsidiary Guarantor in connection with a loan made by any Loan Party to the Borrower or such Subsidiary Guarantor, evidenced by the Subordinated Intercompany Note; provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Secured Parties pursuant to the Subordinated Intercompany Note;
          (d) endorsements of negotiable instruments for collection in the ordinary course of business;
          (e) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;
          (f) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(f) and any refinancings, refundings, renewals or extensions thereof with Permitted Refinancing Indebtedness;
          (g) Indebtedness and obligations in respect of Hedge Agreements permitted under Section 8.10;
          (h) obligations in respect of letters of credit required to be issued (i) for the benefit of C9 Wireless, LLC (or its successors and assigns) in accordance with the Royal Street Agreements or (ii) up to an aggregate amount of $25,000,000, for the benefit of any Person that controls a Person in which the Borrower or any Subsidiary makes an Investment permitted by clause (x) or (xiv) of the definition of Permitted Investments (provided such Person in which such Investment was made shall have granted to the Borrower or the Subsidiary making such Investment a sole first priority Lien on substantially all of its assets (except (x) as may be limited by a Requirement of Law or (y) for Other Approved Liens)) to secure any put right for the benefit of the Person controlling such Person;
          (i) (i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $1,000,000,000 and (ii) Guarantee Obligations of the Subsidiary Guarantors in respect of such Indebtedness;
          (j) Indebtedness for relocation or clearing obligations relating to the Borrower’s or any Subsidiary Guarantor’s FCC licenses in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $50,000,000;
          (k) Indebtedness secured by Liens permitted by clauses (i) and (j) of the definition of Excepted Liens;

          (l) the guarantee by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or a Subsidiary of the Borrower that was permitted by another provision of this Section 8.2;
          (m) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or any of Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (m), not to exceed the greater of (a) $150,000,000 and (b) 3.0% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries on the date such Indebtedness in incurred, at any time outstanding;
          (n) additional secured Indebtedness (it being understood that once such Indebtedness is properly incurred pursuant to this clause it shall at all times thereafter be permitted to exist pursuant to this clause) of the Borrower or any Subsidiary Guarantor, so long as at the time of incurrence (assuming all Revolving Commitments are fully funded) the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional secured Indebtedness is incurred would be in accordance with, and as set forth in, the applicable Compliance Certificate, has been no greater than the ratio set forth in Section 8.18(a) for such period as if such covenant were at the time of incurrence in effect, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional secured Indebtedness had been incurred at the beginning of such four-Fiscal Quarter period; provided that if such Indebtedness is secured by Liens that are pari passu with those in favor of the Secured Parties, such Indebtedness must be incurred pursuant to Section 2.4 hereof; provided further, that if such Indebtedness is secured by Liens that are junior to those in favor of the Secured Parties, such Indebtedness shall (1) have a greater Weighted Average Life to Maturity than the Tranche B Term Loans, (2) not mature prior to the Term Loan Maturity Date, (3) have covenants less restrictive than those set forth herein (taken as a whole), and (4) be subject to an intercreditor agreement to be entered into by the Administrative Agent and the agent or other representative for the holders of such Indebtedness, reasonably satisfactory in form and substance to the Administrative Agent;
          (o) additional unsecured Indebtedness (it being understood that once such Indebtedness is properly incurred pursuant to this clause it shall at all times thereafter be permitted to exist pursuant to this clause) of the Borrower or any Subsidiary Guarantor so long as at the time of incurrence (assuming all Revolving Commitments are fully funded), the Consolidated Total Leverage Ratio for the Borrower’s most recently ended four Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional unsecured Indebtedness is incurred would be in accordance with, and as set forth in, the applicable Compliance Certificate, has been no greater than the ratio set forth in Section 8.18(b) for such period as if such covenant were at the time of incurrence in effect determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional unsecured Indebtedness had been incurred at the beginning of such four-Fiscal Quarter period; and
          (p) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clauses (i), (j), (k), (n), (o) or (p) of this Section 8.2.
For purposes of determining compliance with this Section 8.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in the clauses above, or is otherwise entitled to be incurred pursuant to this Section, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued. Notwithstanding any other provision of this Section, the maximum amount of Indebtedness that the Borrower or any of its Subsidiaries may incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) in respect of Indebtedness of another Person secured by a Lien on assets of a Group Member, the lesser of (A) the Fair Market Value of such assets at the date of determination and (B) the amount of the Indebtedness of the other Person; and (iii) the principal amount of the Indebtedness, in the case of any other Indebtedness.
          8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
          (a) Liens securing the Obligations under the Loan Documents; and
          (b) Excepted Liens.
          8.4. Fundamental Changes. Merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Property of the Group Members, taken as a whole, to any other Person (any such transaction, a “consolidation”), provided that any Subsidiary may participate in a consolidation, merger, sale or otherwise with the Borrower (provided that the Borrower shall be the continuing or surviving Person or the Person that acquires the Property in question) or with any Person (provided that the continuing or surviving Person or Person that acquires the Property in question is a Subsidiary Guarantor or becomes a Subsidiary Guarantor under Section 7.10).
          8.5. Disposition of Property. Sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets (with the consideration received for such properties or assets at least equal to the Fair Market Value thereof), to another Person, except:
          (a) to the Borrower or any Subsidiary Guarantor (or a Person that becomes a Subsidiary Guarantor immediately following such sale, assignment or transfer);
          (b) Asset Sales and sales of Capital Stock so long as the Net Cash Proceeds from such Asset Sale or sale of Capital Stock are applied in accordance with Section 4.2(b); and
          (c) Property described in clauses (i)-(viii) of the definition of Asset Sale.
          provided, that:
          (i) with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $10,000,000, the Borrower delivers to the Administrative Agent a resolution of the Borrower’s or the applicable Subsidiary Guarantor’s board of directors (or similar governing body) set forth in an officers’ certificate certifying that such Asset Sale has been approved by the Borrower’s or the applicable Subsidiary Guarantor’s board of directors (or similar governing body); and
          (ii) with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $50,000,000, the approval of the board of directors (or similar governing body) required by clause (i) above must be based on an opinion or appraisal from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.
          8.6. Restricted Payments. Permit any Restricted Payment, except that:
          (a) so long as (i) no Default has occurred or is continuing or would result from such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Borrower would be permitted to incur an additional dollar of Indebtedness under Section 8.2(o), (iii) after giving effect to such Restricted Payment, the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four Fiscal Quarter period would have been no greater than the ratio set forth in Section 8.18(a) for such period, determined on a Pro Forma Basis as if such Restricted Payment had been made at the beginning of such period, and (iv) such Restricted Payment, together with all other Restricted Payments (excluding Restricted Payments made pursuant to Sections 8.6(b)(2), (3), (4), (6), (7), (8), (9) and (11)) since the beginning of the most recent Fiscal Quarter of the Borrower commencing after the Closing Date, is less than the Restricted Payment Cap, then the Borrower and its Subsidiaries may make Restricted Payments.
          (b) Notwithstanding the provisions of Section 8.6(a), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may make, do, take or otherwise effectuate the following actions:
          (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;
          (2) make any Restricted Payment out of the Net Cash Proceeds from the substantially concurrent sale of Capital Stock to Holdings by the Borrower or from the substantially concurrent contribution by Holdings of capital to the Borrower in respect of its Capital Stock (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment shall be excluded from clause (B) of the definition of Restricted Payment Cap;
          (3) the defeasance, redemption, repurchase, retirement or other acquisition of the Senior Notes or any Subordinated Indebtedness with the Net Cash Proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such Net Cash Proceeds that are utilized for any such defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness will be excluded from clause (B) of the definition of Restricted Payment Cap;
          (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by any Subsidiary of the Borrower to the holders of its Capital Stock on a pro rata basis;
          (5) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of any Parent, the Borrower or any Subsidiary Guarantor held by any current or former officer, director or employee of any Parent, the Borrower or any Subsidiary of the Borrower pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $5,000,000 in any twelve-month period;
          (6) the repurchase, redemption or other acquisition or retirement of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Capital Stock represent a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Capital Stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights;
          (7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of any Subsidiary of the Borrower, or any class or series of preferred stock of a Subsidiary of the Borrower, in each case issued after the Closing Date, so long as the Consolidated Total Leverage Ratio for the Borrower’s most recently ended four-Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such dividend payment is made would in accordance with, and as set forth in, the applicable Compliance Certificate, have been no greater than the ratio set forth in Section 8.18(b) for such period, assuming such ratio were required to be tested for such period, determined on a pro forma basis, as if such dividend payment had been made at the beginning of such four-Fiscal Quarter period;
          (8) Permitted Payments to any Parent;
          (9) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Superholdings to the extent necessary to comply with law or to prevent the loss or to secure the renewal or reinstatement of any FCC license held by Superholdings or any of its Subsidiaries;
          (10) make required distributions or payments to Royal Street in accordance with the Royal Street Agreements; and
          (11) other Restricted Payments not to exceed $10,000,000 in the aggregate since the Closing Date.
          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or its Subsidiaries pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 8.6 will be determined as follows:
               (i) with respect to any Restricted Payment or series of related Restricted Payments involving aggregate consideration in excess of $10,000,000, a resolution of the Borrower’s or the applicable Subsidiary Guarantor’s board of directors (or similar governing body) set forth in an officers’ certificate certifying that such Restricted Payment has been approved by the Borrower’s or the applicable Subsidiary Guarantor’s board of directors (or similar governing body); and
               (ii) with respect to any Restricted Payment or series of related Restricted Payments involving aggregate consideration in excess of $50,000,000, the approval of the board of directors (or similar governing body) required by clause (i) above must be based on an opinion or appraisal from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.
          8.7. Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (a) the Royal Street Credit Agreement, Royal Street Security Agreement or Royal Street Pledge Agreement that materially adversely affects the Liens granted to any Group Member pursuant to the Royal Street Credit Agreement, Royal Street Security Agreement or Royal Street Pledge Agreement without the prior written consent of the Administrative Agent; (b) any of the material terms of the Senior Notes or any Subordinated Indebtedness or any related documents providing for the subordination thereof (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) any agreement relating to Liens granted to the Borrower or any Subsidiary Guarantor by a Person in which such Loan Party has made an Investment pursuant to clause (x) or (xiv) of the definition of Permitted Investments that materially adversely affects the Liens granted to such Loan Party pursuant to any such agreement without the prior written consent of the Administrative Agent.
          8.8. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise not prohibited by this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate (it being understood that transactions with any Affiliate involving the transfer of Property (including sale-leaseback transactions) at book value shall be deemed to be fair and reasonable). Notwithstanding the preceding sentence, the following items will not be prohibited by the provisions of the preceding sentence:
     (1) any employment agreement, employee benefit plan, agreement or plan relating to employee or officer compensation, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries existing on the Closing Date (other than any Plans), or entered into thereafter in the ordinary course of business, and any indemnitees or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;
     (2) transactions between or among the Loan Parties;
     (3) payment of reasonable directors’ fees;
     (4) any issuance of Capital Stock (other than Disqualified Stock) of the Borrower to Holdings;
     (5) any receipt of any capital contribution from, any Affiliate of the Borrower;
     (6) transactions with Royal Street in accordance with the applicable Royal Street Agreements, transactions with any Person in which Borrower or any of its Subsidiaries has a Permitted Joint Venture Investment and transactions in connection with any Person in which the Borrower or any of its Subsidiaries has made an Investment pursuant to clause (xiv) of the definition of Permitted Investments (provided such Person in which such Investment was made shall have granted to the Borrower or the Subsidiary making such Investment a sole first priority Lien on substantially all of its assets (except (x) as may be limited by a Requirement of Law or (y) for Other Approved Liens));
     (7) any Permitted Investments or Restricted Payments that do not violate the provisions of this Agreement; and
     (8) any contracts, agreements or understandings existing as of the Closing Date and disclosed in the notes to the consolidated financial statements of Superholdings for the year ended December 31, 2005 or for the nine months ended September 30, 2006, and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement, taken as a whole, is not more disadvantageous to the Borrower or to the Lenders in any material respect than the original agreement as in effect on the Closing Date.
          8.9. Sales and Leasebacks. Except for sale and leaseback transactions with consideration of less than $20,000,000 in the aggregate for all such transactions, enter into any arrangement with any Person (other than (a) among the Borrower and one or more Subsidiary Guarantors or (b) among the Borrower or any Subsidiary Guarantor and Royal Street or any Person in which the Borrower or any of its Subsidiaries has made an Investment pursuant to clause (x) or (xiv) of the definition of Permitted Investments (provided such Person in which such Investment was made shall have granted to the Borrower or the Subsidiary making such Investment a sole first priority Lien on substantially all of its assets (except (x) as may be limited by a Requirement of Law or (y) for Other Approved Liens))) providing for the leasing by the Borrower or any Subsidiary of Property that has been or is to be sold or transferred by the Borrower or such Subsidiary Guarantor to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary Guarantor.
          8.10. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, (c) any Eurodollar cap purchased with respect to any Eurodollar Loan, and (d) Hedge Agreements required pursuant to Section 7.9.
          8.11. Changes in Fiscal Year. Change its Fiscal Year-end from December 31.
          8.12. Negative Pledge Clauses; Subsidiary Distributions. Create, incur, assume or suffer to exist (except as may exist as of the date hereof) any contract, agreement or understanding which in any way prohibits or restricts (i) the ability of the Borrower or any Subsidiary of the Borrower to create, incur or permit any Lien upon any of its Property (other than Liens permitted by Section 8.3), (ii) any Subsidiary of the Borrower from paying dividends or making distributions, loans or advances to the Borrower or any Subsidiary of the Borrower, or which requires the consent of or notice to other Persons in connection with the paying of dividends or the making of distributions or (iii) the ability of any Subsidiary to transfer any of its assets to the Borrower or any other Subsidiary; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement, (b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) the Senior Note Indenture, (d) agreements or instruments governing Excluded Indebtedness and Capital Stock and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of these agreements or instruments permitted hereunder; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, other payment and asset transfer restrictions than those contained in those agreements or instruments on the Closing Date,

(e) applicable law, rule, regulation or order, (f) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (g) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business, (h) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (iii) above, (i) Excepted Liens that limit the right of the debtor to dispose of the assets subject to such Liens, (j) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements, and (k) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
          8.13. International Operations; Foreign Subsidiaries. Acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Property which after consummation of such acquisition will not be located within the geographical boundaries of the United States, including any equity interests in a Subsidiary or any other Person not incorporated under the laws of a jurisdiction within the United States.
          8.14. Limitation on Leases. Create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever under leases or lease agreements (other than leases of real property entered into in the ordinary course of business) which would cause the aggregate amount of all payments made by the Group Members pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $20,000,000 in any period of twelve consecutive calendar months during the life of such leases.
          8.15. ERISA Compliance. (a) Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which could reasonably be expected to have a Material Adverse Effect.
          (b) Terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Group Member or any ERISA Affiliate to the PBGC if any such liability could reasonably be expected to result in a Material Adverse Effect.
          (c) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.
          (d) Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $10,000,000.
          (e) Permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $10,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
          (f) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.
          (g) Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any of its Subsidiaries or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $10,000,000.
          (h) Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA if such liability could reasonably be expected to have a Material Adverse Effect.
          (i) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material current liability in excess of $10,000,000.
          (j) Amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that any Group Member or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.
          8.16. Environmental Matters. (a) Cause or permit any of its Property by its Hazardous Materials Activities or other actions or by Hazardous Materials Activities or other actions of third parties under its control, to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable

Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect and (b) take reasonable actions to prevent their respective Property from being in violation or the subject of remedial obligations in clause (a) above.
          8.17. Subsidiaries. (a) Create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 7.10, (b) sell, assign or otherwise dispose of any Capital Stock in any Subsidiary except in compliance with Section 8.5, (c) have any Subsidiaries other than Subsidiaries organized in a jurisdiction in the United States, or (d) have any Subsidiaries that own Capital Stock in any Group Member, unless such Subsidiary becomes a Guarantor hereunder.
          8.18. Financial Condition Covenants.
          (a) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending after the Closing Date to be greater than 4.5x.
          (b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending with the last day of any Fiscal Quarter set forth below to exceed the ratio set forth below opposite such Fiscal Quarter:

Consolidated Total
Fiscal Quarter Ending	Leverage Ratio
From the Closing Date through March 31, 2008	7.0x
From June 30, 2008 through March 31, 2009	6.5x
From June 30, 2009 and thereafter	6.0x
          ; provided however, that the Consolidated Total Leverage Ratio shall be tested only at the last day of any such four Fiscal Quarter period when Total Revolving Extensions of Credit (without giving effect to any Additional Stated LC Amount) are in excess of $25,000,000 on an average daily basis during the last Fiscal Quarter of such four Fiscal Quarter period.
          (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower (or, if less, the number of full Fiscal Quarters subsequent to the Closing Date) ending with the last day of any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Consolidated Fixed
Fiscal Quarter Ending	Charge Coverage Ratio
From September 30, 2007 through December 31, 2007	1.10x
From March 31, 2008 through December 31, 2008	1.25x
From March 31, 2009 and thereafter	1.50x

          ; provided, however, that the Consolidated Fixed Charge Coverage Ratio shall be tested only at the last day of any such four Fiscal Quarter Period when Total Revolving Extensions of Credit (without giving effect to any Additional Stated LC Amount) are in excess of $25,000,000 on an average daily basis during the last Fiscal Quarter of such four Fiscal Quarter period.
          8.19. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or are related to the telecommunications industry.
SECTION 9. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any principal of any Loan or Reimbursement Obligation, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or Reimbursement Obligation or any fee or any other amount due hereunder within five days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (including any Hedge Agreement, but excluding any Indebtedness referred to in Section 9(a)), in each case beyond the grace period, if any, provided therefore and aggregating $10,000,000 or more; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or permit the holder or beneficiary of such Indebtedness to cause, with the giving of notice if required, that Indebtedness to become or be declared due and payable (or redeemable or subject to a mandatory offer to purchase by the obligor thereon) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of any Group Member to perform or comply with any term or condition contained in (i) Section 5.16, Section 7.4(a) (with respect to the Borrower only), Section 7.7(a), Section 7.10 or Section 8 of this Agreement or (ii) Section 5.12 or Section 5.13 of the Guarantee and Collateral Agreement; provided, however, that a failure to perform or comply with any term or condition in Section 8.3 which occurs solely by reason of the existence of purchase money Liens on Property (other than real property) purchased by any Group Member, securing amounts payable related to such Property in an amount exceeding $150,000,000, shall not constitute an Event of Default if such failure is remedied not later than 10 days from the date of such failure; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be inaccurate in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 9, and such default shall not have been remedied or waived within thirty days after the earlier of (i) a Financial Officer of the Borrower obtaining actual knowledge of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or
          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a final decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for forty-five days without having been stayed, dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9(f); or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of

$10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unpaid, unvacated, unappealed, unbonded or unstayed for a period of forty-five days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Group Member decreeing the dissolution or split up of such Group Member and such order shall remain undischarged, unvacated or unstayed for a period in excess of thirty days; or
          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $10,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA; or
          (k) Loan Documents. At any time after the execution and delivery thereof, (i) the Guarantee and Collateral Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Group Member shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Group Member shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, or (iv) any lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
          (l) a Change of Control shall occur; or
          (m) any material Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in any document governing any Subordinated Indebtedness; or
          (n) any Group Member (i) defaults in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment due on early termination of, any Specified Hedge Agreement, in each case beyond the period of grace, if any, provided in such Specified Hedge Agreement; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Specified Hedge Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, after the giving of notice if required or the elapse of any grace period, a liquidation, acceleration or early termination of such Specified Hedge Agreement; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (n) shall have occurred and be continuing under Specified Hedge Agreements which have an outstanding principal amount of Indebtedness thereunder which exceeds $10,000,000;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above as to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
SECTION 10. THE AGENTS
          10.1. Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this

Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Group Member.
          10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.
          10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.
          10.6. Non-Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) also represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender (or any other Secured Party), and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          10.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.
          10.9. Successor Administrative Agent and Issuing Lender. (a) The Administrative Agent may resign as Administrative Agent upon 30 Business Days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any

retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
          (b) The Borrower shall be permitted to replace the then existing Issuing Lender (the “Departing Issuing Lender”) upon 10 Business Days’ notice to the Administrative Agent and the Departing Issuing Lender (or such shorter time as the Departing Issuing Lender may agree) if the Departing Issuing Lender requests reimbursement under Section 3.7(c) or otherwise declines to issue a Letter of Credit pursuant to the provisions of Section 3.7(c). The Borrower shall select from among the Lenders a successor Issuing Lender, subject to approval by such successor Issuing Lender and by the Administrative Agent (the approval of the Administrative Agent shall not be unreasonably withheld or delayed), whereupon such successor Issuing Lender shall succeed to the rights, powers and duties of the Departing Issuing Lender, and the term “Issuing Lender” shall mean such successor Issuing Lender effective upon such appointment and approval, and (subject to the final two sentences of this Section 10.9(b) the Departing Issuing Lender’s rights, powers and duties as Issuing Lender shall be terminated, without any other or further act or deed on the part of such Departing Issuing Lender or any of the parties to this Agreement or any holders of the Loans. Any Letter of Credit issued by the Departing Issuing Lender and outstanding on the effective date of the appointment and approval of the successor Issuing Lender shall remain an outstanding L/C Obligation. The provisions of the Loan Documents shall inure to the benefit of the Departing Issuing Lender for so long as any Letter of Credit issued by the Departing Issuing Lender remains outstanding.
          10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.
          10.11. The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.
SECTION 11. MISCELLANEOUS
          11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, in addition, no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any waiver of the applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except as expressly provided by Section 11.14(b)), release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or modify the provisions of Section 11.6, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of each Lender adversely affected thereby; (vi) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender; (xi) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Obligations,” or “Borrower Hedge Agreement Obligations”, in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent (and the Administrative Agent or such Person agrees to consent to the proposed amendment, modification, waiver or termination for which such Non-

Consenting Lender’s consent has not been obtained) shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Term Loans held by such Non-Consenting Lenders and all accrued interest and fees (including any related processing and/or recordation fees) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. Notwithstanding the foregoing, technical and conforming modifications to each Loan Document may be made with the consent (not to be unreasonably withheld) of the Administrative Agent and each Group Member that is a party thereto to the extent necessary to integrate any Incremental Term Loans (including Other Term Loans) on substantially identical terms as the Tranche B Term Loans, except, in the case of Other Term Loans, with respect to the interest rate margin applicable thereto.
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Required Lenders. Notwithstanding the foregoing, the consent of the Required Lenders shall not be required to effectuate the provisions of Section 2.4.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the interest rate margin for such Replacement Term Loans shall not be higher than the weighted average interest rate margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing. Any refinancing of the Term Loans as described above shall be subject to the prepayment provisions of Section 4.1.
          11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	8144 Walnut Hill Lane, Suite 800
Dallas, Texas 75231
Attention: Senior Vice President and Chief Financial Officer
Telecopier: (214) 265-2570

with a copy to:	8144 Walnut Hill Lane, Suite 800
Dallas, Texas 75231
Attention: Senior Vice President, General Counsel and Secretary
Telecopier: (866) 685-9618

The Administrative Agent:	383 Madison Avenue
New York, New York 10179
Attention: Kevin Cullen
Telecopier: (212) 272-9184

with a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attention: Michele O. Penzer
Telecopier: (212) 751-4864
; provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder so long as any Obligations are outstanding.
          11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable and actual out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Date (in the case of amounts to be paid on the Restatement Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its actual out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of outside counsel to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, Affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, or remedial actions required or reasonably necessary pursuant to, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Term Loans and all other amounts payable hereunder.
          11.6. Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
     (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
               (A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and
               (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund with respect to such Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment,(y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and
               (C) in the case of any assignment of a Revolving Commitment, the Issuing Lender.
          (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
               (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in respect of contemporaneous assignments to or from related Approved Funds;
               (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and
               (D) in the case of an assignment by a Lender to an Affiliated CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10(a), 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10(a) or 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10(a) unless such Participant complies with Section 4.10(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          11.7. Adjustments; Set-off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or as provided in Section 4.2(f), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each

Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          11.12. Submission To Jurisdiction; Waivers. The Borrower, each Agent and each Lender hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          11.13. Acknowledgments. The Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          11.14. Releases of Guarantees and Liens.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations, and the Administrative Agent shall take any such action requested by the Borrower in a timely manner, (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than obligations under or in respect of Hedge Agreements and other contingent Obligations) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), the Commitments have been terminated and no Letters of Credit shall be outstanding and, except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid in full or secured by a collateral arrangement satisfactory to the Qualified Counterparty in its reasonable discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

          11.15. Confidentiality. (a) Each Lender shall hold all non-public information regarding Superholdings and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.15) on a need to know basis, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Group Members received by it from any of the Agents or any Lender, (iv) disclosure necessary in connection with the defense of any action, suit or investigation brought against a Lender, provided, that such Lender shall make reasonable efforts to provide the Borrower with notice of such disclosure request so that the Borrower may seek a protective order or other appropriate remedy, and (v) disclosures required or requested by any governmental or regulatory agency or representative thereof, and self-regulatory organization or representative thereof, or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof or any self-regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information. Each Agent and Lender acknowledges that the information received from any Loan Party or any Affiliate thereof relating to any Loan Party or any Affiliate thereof or their respective businesses, other than any such information that is available to such Agent or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Affiliate thereof, may include material non-public information concerning the Loan Parties or an Affiliate of the Loan Parties, as the case may be.
          (b) Auction-Related Confidentiality Provisions. If Superholdings or any of its Affiliates (“Applicant”) holds a disclosable interest of 10% or greater in any entity which has submitted an application to participate in an auction conducted by the FCC, the Borrower shall promptly notify the Administrative Agent of such application, and each Lender and each Agent acknowledge and agree that Applicant will be subject to 47 C.F.R § 1.2105(c), the Anti-Collusion rule of the FCC (the “Anti-Collusion Rule”). In order to avoid any possible violation of the Anti-Collusion Rule, each Lender and each Agent agree that during the time the Anti-Collusion Rule shall apply, they shall not (a) discuss with, or disclose in any manner to, any representative of Applicant any Bidding Information (as hereinafter defined) pertaining to any other applicant in such auction if such information comes to the attention of such Lender or Agent; (b) discuss with, or disclose in any manner to, any representative of another auction applicant Bidding Information (as hereinafter defined) pertaining to Applicant in such auction if such information comes to the attention of such Lender or such Agent. For purposes of this Agreement, the term “Bidding Information” encompasses information pertaining to the markets in which an auction applicant is eligible to bid, the bidding eligibility and/or financial resources that an auction applicant has at any particular point in time, the substance of the applicant’s bids or bidding strategy, information with respect to any settlement discussions or settlement agreement pertaining to the licenses and applicants involved in an auction, information with respect to the post-auction market structure involving the licenses being auctioned in an auction and any other information that could reasonable be expected to affect an applicant’s bids or bidding strategy in, or to undermine the integrity of, an auction.
          11.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          11.17. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.
          11.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
          11.19. Certain Regulatory Requirements. Any provision herein or in any other Loan Document to the contrary notwithstanding, no Agent or Lender will take any action pursuant to this Agreement, the Guarantee and Collateral Agreement, or any other agreement between any Loan Party and such Agent or Lender that would constitute or result in any de facto or de jure assignment of an FCC license or transfer of control of any Loan Party, if such assignment of license or transfer of control would require under then existing law (including the written rules and regulations promulgated by, and published policies of, the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.
          11.20. Preservation of Priority. It is the intention of each of the parties hereto that the Original Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all Liens securing indebtedness and obligations under the Original Credit Agreement and that all Indebtedness and Obligations of the Borrower and the other Loan Parties hereunder shall be secured by the Liens evidenced under the Loan Documents and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the Original Credit Agreement, except for the permanent repayment (or deemed repayment) of the Refinanced Indebtedness as stated herein.
[Signature Pages to Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

METROPCS WIRELESS, INC.
By:	/s/ Roger D. Linquist
	Name:	Roger D. Linquist
	Title:	President and Chief Executive Officer

BANC OF AMERICA SECURITIES LLC, as Joint Bookrunner
By:	/s/ Jonathan F. Lindeall
	Name:	Jonathan F. Lindeall
	Title:	Vice President

BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Authorized Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Bookrunner
By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

BEAR STEARNS CORPORATE LENDING INC., as Administrative Agent, as Syndication Agent and as a Lender
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

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BANK OF AMERICA, N.A., as Issuing Lender
By:
Name:
Title:

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Annex A
PRICING GRID FOR REVOLVING LOANS, SWINGLINE LOANS AND COMMITMENT FEES

	Applicable Margin	Applicable Margin
Pricing Level	for Eurodollar Loans	for Base Rate Loans	Commitment Fee Rate
I	2.500%	1.500%	0.500%

II	2.250%	1.250%	0.375%

III	2.000%	1.000%	0.250%
The Applicable Margin for Revolving Loans, Swingline Loans and the Commitment Fee Rate shall be adjusted, on and after the first Adjustment Date (as defined below) occurring after the Closing Date, based on changes in the Consolidated Senior Secured Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans, Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.
          As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:
          “Pricing Level I” shall exist on an Adjustment Date if the Consolidated Senior Secured Leverage Ratio for the relevant period is greater than 3.50 to 1.00.
          “Pricing Level II” shall exist on an Adjustment Date if the Consolidated Senior Secured Leverage Ratio for the relevant period is less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00.
          “Pricing Level III” shall exist on an Adjustment Date if the Consolidated Senior Secured Leverage Ratio for the relevant period is less than or equal to 3.00 to 1.00.

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